Exhibit 10.1

L&W Draft 7.16.19

TERM LOAN CREDIT AGREEMENT

dated as of [    ], 2019,

among

PHI Group, Inc.,

as Borrower

The GUARANTORS Party Hereto

The LENDERS Party Hereto

and

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent and Collateral Agent

Credit Suisse Loan Funding LLC,

as Lead Arranger and Bookrunner

SCHEDULES:

Schedule 1.01(a)	—	Immaterial Domestic Subsidiaries
Schedule 2.01	—	Commitments
Schedule 3.11	—	Subsidiaries and Joint Ventures
Schedule 3.12	—	Insurance
Schedule 3.15	—	UCC Filing Jurisdictions
Schedule 3.20	—	Disclosed Subleases
Schedule 5.16	—	Post-Closing Obligations
Schedule 6.01	—	Closing Date Indebtedness
Schedule 6.03	—	Closing Date Investments
Schedule 6.04	—	Closing Date Restrictive Agreements
Schedule 6.05	—	Closing Date Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Joinder Agreement
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Mortgages
Exhibit F	—	Form of Security Agreement
Exhibit H-1	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-2	—	Form of U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-3	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit H-4	—	Form of U.S. Tax Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit I	—	Form of Compliance Certificate
Exhibit J	—	Aircraft Collateral Certificate

v

TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of [    ], 2019, among PHI GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent.

R E C I T A L S:

The Borrower has requested that Lenders provide a term loan credit facility to Borrower to finance its business enterprise. Lenders are willing to provide the term loan credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Collateral” means all of the accounts receivable of the Loan Parties, deposit accounts and securities accounts of the Loan Parties (other than any Net Proceeds Account), related general intangibles and identifiable proceeds of the foregoing of the Loan Parties.

“ABL Facility” means an asset-based revolving credit facility (including refinancings, replacements, modifications and extensions thereof (in whole or in part) (a) in a maximum aggregate principal amount not to exceed $50,000,000, (b) secured solely by a Lien on the ABL Collateral, and (c) governed by the ABL Facility Documentation.

“ABL Facility Documentation” means the definitive documentation for the ABL Facility, at all times in form and substance reasonably acceptable to the Administrative Agent.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Closing Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (2) with respect to the Borrower or any Restricted Subsidiary, any Indebtedness of a Person (other than the Borrower or a Restricted Subsidiary) existing at the time such Person is merged with or into the Borrower or a Restricted Subsidiary, or Indebtedness expressly assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of an asset or assets from another Person, which Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, notwithstanding the foregoing, the Adjusted LIBO Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of Section 6.06 of this Agreement, Affiliates shall be deemed to include, with respect to any Person, any other Person (1) which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person, (2) of which 10% or more of the Voting Stock is beneficially owned or held, directly or indirectly, by the referent Person or (3) with respect to an individual, any immediate family member of such Person. For purposes of this definition, “control” of a Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.06(a).

“Affiliated Lender” means, at any time, subject to compliance with the requirements of Section 10.04(e), any Lender that is, at such time, (a) a Permitted Holder, and (b) any Affiliate of a Permitted Holder (other than the Borrower and its Subsidiaries and other than any Debt Fund Affiliate); provided that, if any Permitted Holder no longer owns, directly or indirectly or through any Person related to such Permitted Holder of any type described in clauses (e) through (g) of the definition of Permitted Holder, beneficially or of record, Equity Interests in the Borrower, such Permitted Holder shall no longer be a Permitted Holder for purposes of this definition.

“Agents” means the Administrative Agent and the Collateral Agent.

“Air Medical Segment” means the Borrower’s air medical reporting segment consisting of the assets of any Affiliate of the Borrower that is engaged or is to be engaged in the air ambulance business or the ownership of an air ambulance business, including, for the avoidance of doubt, as of the Closing Date, PHI Air Medical, L.L.C. and AM Equity Holdings, LLC.

“Air Medical Segment Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary, in one transaction or a series of related transactions, of (a) all or substantially all of assets of the Air Medical Segment or (b) all or substantially all of the Equity Interests held by the Borrower or its subsidiaries in entities that compose solely the Air Medical Segment, in either case so long as the Borrower complies with Section 2.10(d).

“Aircraft” means rotorcraft (helicopters) and fixed-wing aircraft, including, in each case, all engines, rotor blades, rotor blade components, auxiliary power units and other equipment, avionics, appurtenances and accessions attached to or installed on such aircraft and helicopters.

“Aircraft Collateral” means all Aircraft now or hereafter owned by the Borrower or any Guarantor registered in the United States, Canada, Australia, New Zealand, Israel and Trinidad and Tobago (collectively, the “Aircraft Collateral Covered Jurisdictions”) including any leases and sub-leases pursuant to which any such Aircraft are operated (collectively, the “Aircraft Leases”), subject to the limitations set forth in Sections 5.07, 5.14, 5.15, and 6.11; provided, however, that Aircraft Collateral shall not include (i) any Aircraft not required to be pledged under the terms of this Agreement (including all engines, rotor blades, rotor blade components, auxiliary power units and other equipment, avionics, appurtenances and accessions attached to or installed on such excluded Aircraft), including all Aircraft not registered in an Aircraft Collateral Covered Jurisdiction, (ii) all engines, rotor blades, rotor blade components, auxiliary power units and other equipment, avionics, appurtenances and accessions attached to or installed on such owned Aircraft, if and to the extent such items are not owned by the Borrower or any Guarantor, (iii) for the avoidance of doubt, any Aircraft subject to a lease agreement between a third-party lessor, as lessor, and the Borrower or any Guarantor, as lessee and (iv) any Aircraft or Aircraft Lease to the extent, and for so long as, in the reasonable judgment of the Collateral Agent, the cost or other consequences of providing a security interest therein would be excessive in relation to the benefits to be obtained by the Secured Parties therefrom.

“Aircraft Collateral Covered Jurisdictions” has the meaning assigned to such term in the definition of “Aircraft Collateral.”

“Aircraft Collateral Certificate” means a certificate in the form of Exhibit J or any other form approved by the Administrative Agent.

“Aircraft Leases” has the meaning specified in the definition of “Aircraft Collateral.”

“Aircraft Lessor” means an owner of Aircraft leased by the Borrower or any Guarantor pursuant to any Sale and Leaseback Transaction.

“Aircraft Mortgages” means the Aircraft (including aircraft and helicopter) mortgages entered into by the Borrower in favor of the Collateral Agent evidencing the Loan Liens on such Aircraft that will secure the Obligations, in each case as amended, modified, restated, supplemented or replaced from time to time.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.

“Airframe” means each Aircraft (excluding the APUs, Engines or any other engines from time to time installed thereon) and all Parts installed therein or thereon and all substituted, renewed and replacement Parts, at any particular time installed in or on the Airframe in accordance with the terms of this Agreement, including Parts which having been removed from the Airframe which remain the property of the Owner. For clarity, an auxiliary power unit, if applicable, shall be considered to be part of the Airframe for purpose of this definition.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate per annum appearing on the applicable Bloomberg screen displaying ICE Benchmark Administration Interest Settlement Rates (or on any successor or substitute screen provided by Bloomberg, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be; provided that, notwithstanding the foregoing, the Alternate Base Rate shall at no time be less than 0.00% per annum.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Loan Parties or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means, with respect to the Loans, a percentage per annum equal to (a) for Eurocurrency Loans, 7.00% and (b) for ABR Loans, 6.00%.

“Applicable Premium” has the meaning assigned to such term in Section 2.10(h).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“APU” means (i) each APU installed on the Airframe as described in the most recent Aircraft Collateral Certificate, whether or not installed on an Airframe or other airframe from time to time, (ii) any Permitted Substitute, as defined in the applicable Aircraft Mortgage, which becomes subject to the terms of such Aircraft Mortgage pursuant to the terms thereof, and (iii) any and all related Parts.

“Asset Acquisition” means:

(1) an Investment by the Borrower or any Restricted Subsidiary of the Borrower in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Borrower, or shall be merged or consolidated with or into the Borrower or any Restricted Subsidiary of the Borrower,

(2) the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of all or substantially all of the assets of any other Person or any division or line of business of any other Person, or

(3) the acquisition by the Borrower or any Restricted Subsidiary of an asset.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Borrower or any Restricted Subsidiary to any Person other than the Borrower or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or by casualty event, condemnation event or seizure) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Borrower or any of its Restricted Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Available Amount” means, as of any date, (a) the sum, without duplication, of (i) the aggregate cumulative amount of any Retained Excess Cash Flow, beginning with the fiscal year ending December 31, 2020, (ii) the net cash proceeds received after the Closing Date and on or prior to such date of any sale of Equity Interests by, or capital contribution to, the Borrower (which, in the case of any such sale of Equity Interests, are not Disqualified Equity Interests), (iii) the aggregate amount of remaining Declined Proceeds during the period from the Business Day immediately following the Closing Date, (iv) the cash proceeds of any Indebtedness of the Borrower and any of its Subsidiaries issued after the Closing Date (other than Disqualified Equity Interests or Indebtedness issued to the Borrower or any of its Subsidiaries) which has been converted into or exchanged for Equity Interests of the Borrower or any Subsidiary that does not constitute Disqualified Equity Interests during the period from and including the Business Day immediately following the Closing Date, (v) the Net Proceeds received by the Borrower or any Subsidiary from any Investments permitted under Section 6.03(a) plus returns, profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower and its Subsidiaries from Investments permitted under Section 6.03(a), in each case, not to exceed the original amount of such Investment and (vi) the amount of any Investments permitted under Section 6.03(a) by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary that has been Redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Borrower or any Restricted Subsidiary in an amount not to exceed the lesser of (A) the fair market value (as reasonably determined by the Borrower in good faith) of the original amount of such Investment and (B) the fair market value (as reasonably determined by the Borrower in good faith) of such Investment at the time of such Redesignation, merger, consolidation, amalgamation, liquidation, wind-up or dissolution, in each case, from and including the Business Day immediately following the Closing Date, less (b) the sum of any Available Amount used to make Restricted Payments pursuant to Section 6.02(a) and Investments pursuant to Section 6.03(a) (provided that, for purposes of determining the Available Amount that is available for a contemplated transaction, this clause (b) shall be determined prior to giving effect to any intended usage of the Available Amount for such transaction).

“Aviation Authority” means, in respect of an Aircraft, the aviation authority of the Country of Registration of that Aircraft and any successors thereto or other Governmental Authority which shall have control or supervision of civil aviation in the Country of Registration or have jurisdiction over the registration, airworthiness or operation of, or other matters relating to, that Aircraft.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” has the meaning assigned such term in Section 4.01(a).

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, the board of directors or comparable governing body of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the recitals hereto.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Cape Town Convention” means, collectively, the Aircraft Protocol, the Convention, the International Registry Procedures and the International Registry Regulations, and all other rules, amendments, supplements, modifications, and revisions thereto.

“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP as in effect on the date hereof; provided that any lease for use of aircraft, engines or related equipment entered into by the Borrower or any of its Subsidiaries as lessee which, but for the amendments to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) on February 25, 2016 would not be required to be capitalized under GAAP, shall not constitute a “Capitalized Lease” for purposes hereof.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP, and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means:

(1) marketable obligations with a maturity of not more than one year from the date of acquisition and directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 and is rated at least Baa3 by Moody’s or an equivalent rating by any other nationally recognized statistical rating agency or agencies;

(3) commercial paper maturing no more than 270 days from the date of creation thereof issued by a Person that is not the Borrower or an Affiliate of the Borrower and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above;

(6) overnight bank deposits and bankers’ acceptances at any commercial bank meeting the qualifications specified in clause (2) above; and

(7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is organized under the laws of (a) any country that is a member of the Organization for Economic Cooperation and Development (“OECD”) and has total assets in excess of $500,000,000 or (b) any other country in which the Borrower or any Restricted Subsidiary maintains an office or is engaged in a Permitted Business, provided that, in either case, (A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not at any one time exceed $10,000,000 in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days.

“Cash Management Bank” means any Person that was an Agent, a Lender or an Affiliate of any Agent or a Lender at the time it entered into a Treasury Services Agreement in its capacity as a party thereto and (other than a Person already party hereto as a Lender) that delivers to the Administrative Agent and the Collateral Agent a letter agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent (a) appointing the Collateral Agent as its agent under the applicable Loan Documents and (b) agreeing to be bound by Article VIII, Section 10.03, Section 10.09 and Section 10.10 as if it were a Lender

“Cash Management Obligations” means the obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank under any Treasury Services Agreements.

“CFC” means any Subsidiary described in Section 957(a) of the Code.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the total outstanding Voting Stock of the Borrower;

(2) subject to the last sentence of this definition, any sale, lease, transfer, conveyance or other disposition (in one transaction or a series of related transactions) of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Agreement), unless immediately following such sale, lease transfer, conveyance or other disposition in compliance with this Agreement such properties or assets are owned, directly or indirectly, by the Borrower or a Restricted Subsidiary of the Borrower; or

(3) a “change of control” or similar event shall have occurred under the ABL Facility or under any Material Indebtedness.

Notwithstanding anything to the contrary herein, an Air Medical Segment Sale shall not constitute a Change of Control.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender or Participant, if later, the date on which such Lender becomes a Lender or acquires a participation hereunder, as applicable), of any of the following: (a) the adoption of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Chapter 11 Cases” means the voluntary cases commenced under chapter 11 of the Bankruptcy Code by PHI, Inc. and certain of its Subsidiaries in the Bankruptcy Court jointly administered under Case No. 19-30923-hdh11.

“Charges” has the meaning assigned to such term in Section 10.13.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations. For the avoidance of doubt, “Collateral” includes Aircraft Collateral but excludes (i) ABL Collateral and (ii) any assets owned by a Subsidiary that is a CFC or a FSHCO.

“Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under the applicable Loan Documents.

“Commitment” means, with respect to each Lender, the aggregate commitment of such Lender to make Loans on the Closing Date and any Incremental Loan Commitment of such Lender, expressed as an amount representing the maximum principal amount of Loans to be made by such Lender. The amount of each Lender’s Commitment is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Commitments as of the Closing Date is $225,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any Master Agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including option and heat rate options), tolling agreement, fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, capacity purchase agreement, fuel supply agreement, energy management agreement, reliability must run agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any Guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing.

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit I or any other form approved by the Administrative Agent.

“Confirmation Order” has the meaning assigned such term in Section 4.01(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” for any period means the amortization expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow” for any period means, without duplication, an amount equal to (i) Consolidated Net Income for such period, plus to the extent (and in the same proportion) deducted in determining Consolidated Net Income, (a) Consolidated Income Tax Expense, (b) Consolidated Amortization Expense (but only to the extent not included in Consolidated Interest Expense), (c) Consolidated Depreciation Expense, (d) Consolidated Interest Expense, (e) the amount of extraordinary, nonrecurring or unusual losses, (f) the amount of any restructuring charges, accruals or reserves; provided that the amounts added-back pursuant to this clause (f), when combined with adjustments pursuant to clause (g)(ii), shall not exceed (x) 25.0% of Consolidated Cash Flow (calculated prior to giving effect to such add-back) for any period ending on or prior to December 31, 2020 and (y) 10.0% of Consolidated Cash Flow (calculated prior to giving effect to such add-back) for any period ending after December 31, 2020, (g) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to acquisitions or dispositions, or related to restructuring initiatives, cost savings initiatives and other initiatives that (i) arise from leases assumed, rejected or replaced in connection with the Chapter 11 Cases or (ii) otherwise are reasonably identifiable and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken within six fiscal quarters after the date of consummation of such acquisition, disposition or the initiation of such restructuring initiative, cost savings initiative or other initiatives (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided that amounts added-back pursuant to this clause (g)(ii), when combined with adjustments pursuant to clause (f), shall not exceed (x) 25.0% of Consolidated Cash Flow (calculated prior to giving effect to such add-back) for any period ending on or prior to December 31, 2020 and (y) 10.0% of Consolidated Cash Flow (calculated prior to giving effect to such add-back) for any period ending after December 31, 2020; provided, further, that such cap shall not apply to adjustments made in accordance with Regulation S-X; provided, further, in the case of the foregoing clauses (f) and (g)(ii), such adjustments shall be permitted only to the extent they are supported by a certificate executed by a Financial Officer of the Borrower and delivered to the Administrative Agent, (h) reasonable out-of-pocket fees and expenses paid in connection with (1) Investments and other non-ordinary course transactions that have been consummated and (2) failed acquisitions, other Investments, and other non-ordinary course transactions that have not been (and will not be) consummated, in an aggregate amount, solely with respect to this clause (2), not to exceed $1,000,000 in the aggregate during any trailing 12-month period, (i) non-recurring expenses and fees in connection with the Chapter 11 Cases, including, but not limited to, professional fees, severance payments and retention bonus payments, (j) fees paid to the Administrative Agent and the Lenders to the extent not included above, (k) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of such Person and its Restricted Subsidiaries and (l) all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus (ii) the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period; provided that there shall be excluded from Consolidated Cash Flow (to the extent otherwise included therein) any positive Consolidated Cash Flow derived from any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Consolidated Cash Flow is not permitted directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Income Tax Expense” for any period means the provision for income taxes of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including without duplication, (a) interest components of all payments associated with Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (b) commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings, (c) the net payments associated with Interest Rate Hedge Agreements, (d) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses, (e) the interest component of any deferred payment obligations, (f) all other non-cash interest expense, (g) capitalized interest, (h) the product of (x) all dividend payments on any series of Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Borrower or a Wholly-Owned Restricted Subsidiary), multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Borrower and the Restricted Subsidiaries, expressed as a decimal, (i) all interest payable with respect to discontinued operations, and (j) all interest on any Indebtedness of any other Person guaranteed by the Borrower or any Restricted Subsidiary.

“Consolidated Net Income” for any period means the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(1) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Borrower and the Restricted Subsidiaries has an ownership interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Restricted Subsidiaries in accordance with GAAP), except to the extent that cash in an amount equal to any such income has actually been received by the Borrower or any of its Restricted Subsidiaries during such period;

(2) except to the extent includible in the consolidated net income of the Borrower pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Borrower or any Restricted Subsidiary;

(3) the net income of any Restricted Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted, directly or indirectly by any means, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary during such period, except that the Borrower’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining Consolidated Net Income;

(4) the aggregate amount of non-cash losses on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income;

(5) in the case of a successor to the Borrower by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(6) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Borrower or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Borrower or any Restricted Subsidiary or (b) any Asset Sale by the Borrower or any Restricted Subsidiary; and

(7) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Borrower or any Restricted Subsidiary during such period.

“Consolidated Net Total Leverage Ratio” means, as of any date of determination (the “Transaction Date”), the ratio of (a) Total Net Debt as of the last day of the Four-Quarter Period most recently ended as of such date to (b) the aggregate amount of Consolidated Cash Flow for the Four-Quarter Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP. For purposes of this definition, Consolidated Cash Flow shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Indebtedness or the issuance of any Disqualified Equity Interests of the Borrower or any Preferred Stock of any Restricted Subsidiary (and the application of the proceeds therefrom) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be, (and the application of the proceeds thereof) occurred on the first day of the Four-Quarter Period; and

(2) any Asset Sale or other disposition or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Borrower or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow (including any pro forma expense and cost reductions calculated on a basis consistent with any such Asset Acquisition as determined in good faith by the Chief Financial Officer of the Borrower in accordance with Regulation S-X other than Regulation S-X’s requirements for direct attribution)) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition or other disposition (including the incurrence of, or assumption of liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If the Borrower or any Restricted Subsidiary directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such Guaranteed Indebtedness as if the Borrower or such Restricted Subsidiary had directly incurred or otherwise assumed such Guaranteed Indebtedness.

“Contractual Obligation” means, as applied to any Person, any provision of any Equity Interest issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Convention” means the Convention on International Interests in Mobile Equipment, signed contemporaneously with the Protocol to the Convention on International Interests in Mobile equipment on Matters Specific to Aircraft Equipment in Cape Town, South Africa on November 16, 2001, as may be amended and supplemented from time to time.

“Country of Registration” means in respect of an Aircraft, the jurisdiction shown in the most recent Aircraft Collateral Certificate in respect of that Aircraft.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Refinancing Debt, (b) Permitted Junior Refinancing Debt, or (c) Permitted Unsecured Refinancing Debt obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans, Incremental Loans or Refinancing Loans hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than (A) the aggregate principal amount of the Refinanced Credit Agreement Debt, plus (B) accrued and unpaid interest thereon, any fees, premiums, accrued interest associated therewith, or other reasonable amount paid, and fees, costs and expenses, commissions or underwriting discounts incurred in connection therewith, (ii) such Indebtedness (x) does not have a maturity date or have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default, AHYDO catch-up payments and excess cash flow and indebtedness sweeps), in each case prior to the date that is ninety-one (91) days after the Maturity Date at the time such Indebtedness is incurred and (y) does not have a shorter weighted average life to maturity than the Loans, (iii) such Indebtedness is not guaranteed by any Affiliates of the Borrower that are not Guarantors, (iv) if such Indebtedness is secured by the Collateral, a representative acting on behalf of the holders of such Indebtedness has become party to an intercreditor agreement on terms that are reasonably satisfactory to the Administrative Agent and the Collateral Agent, if such Indebtedness is secured on a pari passu or junior basis with the Obligations, (v) to the extent secured, any such Indebtedness is not secured by assets not constituting Collateral, (vi) any such Indebtedness that is payment subordinated shall be subject to a subordination agreement on terms that are reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower, (vii) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, premiums, fees, and prepayment or redemption terms and provisions which shall be determined by the Borrower) are not materially more restrictive to the Borrower and its Subsidiaries (when taken as a whole) than the terms and conditions of this Agreement (when taken as a whole) (except for covenants or other provisions applicable only to periods after the applicable Maturity Date) (it being understood that to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness or a materially more restrictive term is provided for the benefit of such Indebtedness, no consent shall be required from the Administrative Agent if such financial covenant or other terms are added to this Agreement), and (viii) such Refinanced Credit Agreement Debt (other than unasserted contingent indemnification or reimbursement obligations and letters of credit that have been cash collateralized, rolled into another credit facility or backstopped in accordance with the terms thereof) shall be repaid, defeased or satisfied and discharged, and (unless otherwise agreed by all Lenders holding such Refinanced Credit Agreement Debt) all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided, further, that a certificate delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Credit Facilities” means one or more debt facilities, loan agreements, indentures, notes, letter of credit facilities or other agreements or instruments (which may be outstanding at the same time and including, without limitation, the ABL Facility and the letter of credit facilities) providing for revolving credit loans, term loans, letters of credit or debt securities and, in each case, as such agreements or instruments may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Borrower as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or instruments or any successor or replacement agreement or instruments and whether by the same or any other agent, lender, group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt Fund Affiliate” means (a) any fund managed by, or under common management with any Permitted Holder, (b) any other Affiliate of a Permitted Holder (other than Borrower or a Subsidiary of Borrower) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (i) any such Debt Fund Affiliate has in place customary information barriers between it and the Permitted Holder and any affiliate of the Permitted Holder that is not primarily engaged in the investing activities described above, (ii) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the Investor and any affiliate of the Permitted Holder, and (iii) the Permitted Holder and investment vehicles managed or advised by the Permitted Holder that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such Person.

“Declined Proceeds” has the meaning assigned to such term in Section 2.10(i).

“Default” means any Event of Default or any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Loans within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy, insolvency or similar proceeding or (i) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Designation” has the meaning assigned to such term in Section 5.18. “Designated” has the meaning corollary thereto.

“Designation Amount” has the meaning assigned to such term in Section 5.18.

“Disclosed Existing Sublease” means each Disclosed Sublease set forth in Schedule 3.20 on the Closing Date in respect of which the Disclosed Sublessee is not an Affiliate of the Borrower.

“Disclosed Sublease” means, in respect of an Aircraft included as Aircraft Collateral, any lease and/or sublease of that Aircraft as shown in Schedule 3.20.

“Disclosed Sublessee” means, in respect of a Disclosed Sublease and an Aircraft included as Aircraft Collateral, the Person so shown in Schedule 3.20 in respect of that Disclosed Sublease and Aircraft.

“Disqualified Equity Interests” of any Person means any Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Loans; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations upon maturity or redemption (pursuant to a sinking fund or otherwise) thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any Person that upon satisfaction of the requirements of Section 10.04(e) would constitute an Affiliated Lender, and (e) any other Person approved by the Administrative Agent, other than, in each case, (i) a natural person, (ii) a Defaulting Lender, or (iii) the Borrower or any of its Affiliates (except to the extent permitted pursuant to the foregoing clause (d)).

“Engine” means (i) each of the engines described in the most recent Aircraft Collateral Certificate (and all accessories considered as part of the engine higher assembly), whether or not installed on an Airframe or other airframe from time to time, (ii) any Permitted Substitute, as defined in the applicable Aircraft Mortgage (and all accessories considered as part of the engine higher assembly), which becomes subject to the terms of such Aircraft Mortgage pursuant to the terms thereof, (iii) a Spare Engine to the extent it is, at any time, part of the Collateral and (iv) any and all related Parts and, in each case, shall exclude (a) any Engine subject to an Asset Sale permitted under Section 6.07 and (b) any Engine replaced by a Permitted Substitute in accordance with clause (ii) above and the Aircraft Mortgage.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, written notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other legally binding order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources, the Environment or human health or safety as it relates to exposure to Hazardous Materials.

“Environmental Laws” means any and all applicable current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other legally binding requirements of Governmental Authorities relating to (i) protection of the Environment; (ii) any Hazardous Materials Activity, including the Release, generation, use, handling, storage, transportation or treatment of Hazardous Materials; or (iii) human health or safety as it relates to exposure to Hazardous Materials in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental investigation, monitoring or remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) a violation of any Environmental Laws, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any written contractual agreement, or consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, Preferred Stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, other than debt securities convertible into capital stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status (within the meaning of Section 305 of ERISA), (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any ERISA Affiliate is a

“disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such ERISA Affiliate could otherwise be liable or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate under Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” means, for any fiscal year, the excess, if any, of:

(a) the sum (without duplication) of:

(i) Consolidated Net Income for such fiscal year;

(ii) depreciation, amortization and other non-cash charges or losses deducted in determining Consolidated Net Income for such fiscal year (but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period);

(iii) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice versa); and

(iv) the aggregate amount of non-cash losses on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; minus

(b) the sum, without duplication, of:

(i) the amount of all non-cash credits included in arriving at such Consolidated Net Income;

(ii) the aggregate amount of capital expenditures by the Borrower and its Restricted Subsidiaries made in cash during such fiscal year except to the extent funded by the incurrence of long term Indebtedness or from equity contributions made to, or the proceeds of Equity Interest issued by, the Borrower;

(iii) the aggregate principal amount of long-term Indebtedness or Capitalized Lease Obligations repurchased, repaid or prepaid (including mandatorily) by the Borrower and its Restricted Subsidiaries during such fiscal year to the extent permitted under this Agreement, including any mandatory prepayment of the Loans from Asset Sales, but excluding (x) repayments of revolving Indebtedness, (y) voluntary prepayments of the Loans and (z) repurchases, repayments or prepayments of Incremental Equivalent Debt;

(iv) the amount of proceeds from any business interruption insurance or similar insurance proceeds received by the Borrower or any Restricted Subsidiary in such period to the extent payable as the result of a loss (net of any costs associated with such business interruption unless such costs were included in the determination of Consolidated Net Income in a prior period);

(v) the amount of Restricted Payments paid in cash during such period pursuant to Section 6.02(f) (but only to the extent not otherwise deducted in calculating Consolidated Net Income);

(vi) the amount of cash taxes paid in such period (and tax reserves set aside or payable within 12 months of such period) to the extent they exceed the amount of tax expenses deducted in determining Consolidated Net Income for such period;

(vii) the aggregate amount of non-cash gains on the disposition of property by the Borrower and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;

(viii) expenses deducted from Consolidated Net Income during such period to the extent a deduction was made from Consolidated Net Income in a prior period with respect to such expense as a non-cash charge representing an accrual or reserve with respect to such expenses and such non-cash charge was not included in Excess Cash Flow for such prior period by operation of the parenthetical in clause (a)(ii);

(ix) the amount of cash interest expense paid in such period to the extent exceeding the amount of cash interest expense deducted in determining Consolidated Net Income for such period;

(x) the amount of cash interest expense deducted from Consolidated Net Income during such period to the extent a deduction was made to Excess Cash Flow pursuant to clause (ix) in a prior period with respect to such cash interest expense.

“Excess Cash Flow Payment Date” has the meaning set forth in Section 2.10(e).

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2020.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Currency” has the meaning set forth in the definition of “Exchange Rate”.

“Exchange Rate” means, on any day, with respect to any currency (the “Initial Currency”), the rate at which such currency may be exchanged into another currency (the “Exchange Currency”), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for the Initial Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (in consultation with the Borrower), or, in the absence of such available service, such Exchange Rate shall instead be the arithmetic average of the exchange rates of the Administrative Agent in the market where its foreign currency exchange operations in respect of the Initial Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of the Exchange Currency for delivery two (2) Business Days later; provided, that if at the time of any such determination, no such exchange rate can reasonably be quoted, the Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Equity Interests” means, with respect to (a) (i) any CFC, (ii) any direct or indirect Subsidiary of the Borrower that owns no material assets (directly or through Subsidiaries) other than Equity Interests of one or more CFCs (a “FSHCO”), or (iii) any direct or indirect Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC or any direct or indirect Subsidiary of a Subsidiary of the Borrower that is a FSHCO, any Equity Interests of such Subsidiary other than with respect to (i) or (ii) (A) 65% of the Voting Stock and (B) 100% of the non-voting Equity Interests, (b) any non-wholly owned Subsidiary of the Borrower, any Equity Interests of such Subsidiary, (c) any Subsidiary of the Borrower, any Equity Interests which constitute margin stock (within the meaning of Regulation U issued by the Board of Governors), (d) any Unrestricted Subsidiary, any Equity Interests of such Unrestricted Subsidiary, and (e) any Immaterial Domestic Subsidiary, any Equity Interests of such Immaterial Domestic Subsidiary which are certificated.

“Excluded Hedge Obligation” means, with respect to any Guarantor, (a) any Hedge Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedge Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable Guarantees of such Guarantor’s Hedge Obligations by other Loan Parties), at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Hedge Obligation or (ii) in the case of a Hedge Obligation that is subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Hedge Obligation or (b) any other Hedge Obligation designated as an “Excluded Hedge Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Hedge Obligations. If a Hedge Obligation arises under a Master Agreement governing more than one Hedge Contract, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to the Hedge Contract for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Information” means any non-public information with respect to the Borrower or any of its Subsidiaries to the extent such information could have a material effect upon, or otherwise be material to, an assigning Lender’s decision to assign Loans.

“Excluded Subsidiary” means any Subsidiary of the Borrower (a) that is a FSHCO, (b) that is a CFC, (c) that is a direct or indirect Subsidiary of a CFC or FSHCO, (d) that is or has been Designated as an Unrestricted Subsidiary, (e) that is not permitted by law or regulation to provide a Guarantee of the Obligations or would require governmental or regulatory consent, approval, license or authorization to provide such Guarantee (unless such consent, approval, license or authorization has been received), (f) an Immaterial Domestic Subsidiary, (g) any Restricted Subsidiary acquired after the Closing Date which is prohibited by Contractual Obligation (including the terms of any Acquired Indebtedness) on the date such Subsidiary is acquired (so long as such Subsidiary does not become subject to such prohibition in contemplation of such acquisition) to the extent, and for so long as, such contractual provision or Acquired Indebtedness prohibits such Subsidiary from becoming a Guarantor, or (h) with respect to which, in the reasonable judgment of the Administrative Agent, the cost or other consequences of providing a Guarantee of the Obligations and security for the Obligations would be excessive in relation to the benefits to be obtained by the Secured Parties therefrom.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income, franchise or similar Taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which it is organized or in which its principal office is located, or in which it is doing business, or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits Taxes imposed by a jurisdiction in clause (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Taxes imposed under any Law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Taxes pursuant to Section 2.16, (d) Taxes attributable to such Lender’s failure to comply with Section 2.16(e), and (e) any Taxes imposed under FATCA.

“Executive Officer” means, as to any Person, any individual holding the position of chairman of the Board of Directors, president, chief executive officer, chief financial officer, chief operating officer, chief compliance officer, executive vice president – finance, chief legal officer of such Person or any other executive officer of such Person having substantially the same authority and responsibility as any of the foregoing.

“Existing Debt Refinancing” means the payment in full, and satisfaction and discharge of, all Indebtedness under (a) that certain Loan Agreement, dated September 28, 2018 (as amended, restated, supplemented or otherwise modified from time to time), by and among PHI, Inc., as borrower, certain subsidiaries of PHI, Inc. as guarantors party thereto, and Thirty Two, L.L.C., as lender and (b) that certain financing agreement, dated March 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time), by and among PHI, Inc., as borrower, certain subsidiaries of PHI, Inc. as guarantors party thereto, the lenders from time to time party thereto, and Blue Torch Finance L.L.C., as administrative agent and collateral agent.

“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided that, at any time prior to the making of the Loans, the Exposure of any Lender shall be equal to such Lender’s Commitment.

“Extended Loans” has the meaning assigned to such term in Section 2.20(a).

“Extended Maturity Date” has the meaning assigned to such term in Section 2.20(c).

“Extending Lenders” has the meaning assigned to such term in Section 2.20(c).

“Extension Effective Date” has the meaning assigned to such term in Section 2.20(c).

“Extension Request” has the meaning assigned to such term in Section 2.20(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Market Value” means, with respect to any asset or Investment, the price (after taking into account any liabilities relating to such asset or Investment) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by (a) if such price is less than $5,000,000, any Responsible Officer of the Borrower, (b) if such price is $5,000,000 or more, the Board of Directors of the Borrower or a duly authorized committee thereof as evidenced by a resolution of such Board of Directors or committee and (c) if such price is $20,000,000 or more, an opinion or appraisal issued by an independent accounting, appraisal or investment banking firm of national standing.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1 et seq.).

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that the Federal Funds Effective Rate, if negative, shall be deemed to be 0.00%.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as the foregoing).

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Currency” means an official national currency (including the Euro) of any nation other than the United States and which constitutes freely transferable and lawful money under the laws of the country or countries of issuance.

“Foreign Lender” means any Lender (or, if Lender is classified as “disregarded as an entity separate from its owner” within the meaning of Section 301.7701-3(a) of the U.S. Treasury Regulations, the tax owner of any Lender) that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not organized under the laws of (x) the United States or any state thereof or (y) the District of Columbia.

“Four-Quarter Period” means the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are required to be delivered pursuant to Section 5.01(a).

“FSHCO” has the meaning assigned to such term in the definition of Excluded Equity Interests.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Closing Date.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by the chief financial officer of the Borrower)). “Guaranteed” and “Guarantees” have the meanings corollary thereto.

“Guarantors” means, collectively, (a) each Restricted Subsidiary of the Borrower on the Closing Date (other than Excluded Subsidiaries), (b) each other Person that is required to become a Guarantor by the terms of this Agreement after the Closing Date, and (c) solely in respect of any Secured Commodity Hedge Agreement, Secured Loan Document Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until such Person is released from its Loan Guarantee.

“Hazardous Materials” means any chemical, waste, material or substance, which is classified, characterized or regulated by any Governmental Authority or under Environmental Laws, including but not limited to petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, asbestos, asbestos containing materials, polychlorinated biphenyls, chlorofluorocarbons, radon gas or toxic mold.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Bank” means any Person that was (a) an Agent, (b) a Lead Arranger, (c) a Lender, or (d) an Affiliate of any Agent or a Lender, in each case, at the time it entered into a Secured Loan Document Hedge Agreement in its capacity as a party thereto and, in each case, (other than a Person already party hereto as a Lender) that delivers to the Administrative Agent and the Collateral Agent a letter agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent (x) appointing the Collateral Agent as its agent under the applicable Loan Documents and (y) agreeing to be bound by Article VIII, Section 10.03, Section 10.09 and Section 10.10 as if it were a Lender.

“Hedge Contract” means (a) any and all rate swap transactions, Interest Rate Hedge Agreements, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, Commodity Hedge Agreements, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Obligations” means, with respect to any Person, any obligation of such Person to pay or perform under any Hedge Contract.

“Hedge Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender).

“HNZ Group” means each entity or entities created or acquired to undertake the offshore businesses acquired from HNZ Group, Inc. and each subsidiary of each of the foregoing. As of the Closing Date, the HNZ Group consists of HNZ Australia Holdings Pty Limited, HNZ Australia Pty Limited, PHI-HNZ Australia Pty Limited, Petroleum Helicopters Australia Pty Limited, PHI New Zealand HoldCo Limited, HNZ New Zealand Limited, PHI International HoldCo Private Limited, and HNZ Singapore Private Limited.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary of the Borrower (other than a Subsidiary that is the Borrower or a Subsidiary that is a Guarantor on the Closing Date) designated by the Borrower in writing as an Immaterial Domestic Subsidiary which has assets with a net book value of $3,000,000 or less and annual revenues of $3,000,000 or less; provided that all Domestic Subsidiaries so designated as Immaterial Domestic Subsidiary may not have at any time, in the aggregate, assets with a net book value exceeding $10,000,000 or annual revenues exceeding $10,000,000; and in the event such thresholds are exceeded at any time, and the Borrower does not promptly deliver to Administrative Agent a written notice asserting that such Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary, then the most recently designated Immaterial Domestic Subsidiary shall no longer be deemed an Immaterial Domestic Subsidiary. All of the Immaterial Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.01(a) and designated thereon as Immaterial Domestic Subsidiaries.

“Incremental Amount” means, at any time, the sum of:

(a) $10,000,000; plus

(b) the aggregate of the principal amount of any voluntary prepayments of, and debt buybacks (limited to the amount of cash paid) with respect to, the Loans or any Incremental Loans except to the extent funded with proceeds of Credit Agreement Refinancing Indebtedness, Incremental Equivalent Debt or other long-term Indebtedness; less

(c) the sum of (x) the aggregate amount of all Incremental Loan Commitments or other Indebtedness established prior to such time pursuant to Section 2.04 plus (y) the aggregate amount of Indebtedness issued in reliance on Section 6.01(o)(i).

“Incremental Equivalent Debt” has the meaning specified in Section 6.01(o)(i).

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Loans.

“Incremental Term Lender” means a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Loan Assumption Agreement” means an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.04, to make Incremental Loans to the Borrower.

“Incremental Loan Maturity Date” means the final maturity date of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loan Repayment Dates” means the dates scheduled for the repayment of principal of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loans” means Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional Loans or, to the extent permitted by Section 2.04 and provided for in the relevant Incremental Loan Assumption Agreement, Other Loans.

“Indebtedness” of any Person at any date means, without duplication:

(1) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments excluding trade payables and accrued expenses incurred by such Person in the ordinary course of business that are not past due more than 90 days after the date on which such accounts payable, accrued expenses, liabilities or other obligations were created or incurred unless being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(3) all obligations of such Person in respect of the face amount of letters of credit or other similar instruments (or reimbursement obligations with respect thereto);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business;

(5) the maximum fixed redemption price of all Disqualified Equity Interests of such Person;

(6) all Capitalized Lease Obligations of such Person;

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that Indebtedness of the Borrower or its Subsidiaries that is secured by a Lien shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis;

(8) all Indebtedness of others guaranteed by such Person to the extent of such Guarantee; provided that Indebtedness of the Borrower or its Subsidiaries that is guaranteed by the Borrower or the Borrower’s Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Borrower and its Subsidiaries on a consolidated basis;

(9) all Attributable Indebtedness;

(10) to the extent not otherwise included in this definition, the net Hedge Obligations of such Person; and

(11) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

For purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but such security shall be deemed to have been incurred only on the date of the original issuance thereof. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of others and (b) the amount of the Indebtedness secured. For purposes of clause (5), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Agreement. The amount of any net obligation under any Hedge Contract on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a) the amount of such Indebtedness to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Independent Director” means a director of the Borrower who:

(1) is independent with respect to the transaction at issue;

(2) does not have any material financial interest in the Borrower or any of its Affiliates (other than as a result of holding securities of the Borrower); and

(3) has not and whose Affiliates or affiliated firm has not, at any time during the twelve months prior to the taking of any action hereunder, directly or indirectly, received, or entered into any understanding or agreement to receive, any compensation, payment or other benefit, of any type or form, from the Borrower or any of its Affiliates, other than customary directors’ fees for serving on the Board of Directors of the Borrower or any Affiliate and reimbursement of out-of-pocket expenses for attendance at the Borrower’s or Affiliate’s board and board committee meetings.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Borrower’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Borrower and its Affiliates.

“Initial Currency” has the meaning set forth in the definition of “Exchange Rate”.

“International Interest” means an “international interest” as defined in the Cape Town Convention.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or, if agreed to by each Lender participating therein, twelve months thereafter), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Hedge Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.

“International Registry Procedures” means the official English language text of the procedures for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

“International Registry Regulations” means the official English language text of the regulations for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

“Investment” of any Person means:

(1) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any Guarantee of Indebtedness of any other Person;

(2) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4) the Designation of any Subsidiary acquired, formed or otherwise created after the Closing Date as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with Section 5.18 of this Agreement. If the Borrower or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Borrower shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Subsidiary not sold or disposed of. The acquisition by the

Borrower or any Restricted Subsidiary of a Person that becomes a Restricted Subsidiary and that holds an Investment in a third Person shall be deemed to be an Investment by the Borrower or such Restricted Subsidiary in the third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in the third Person. Notwithstanding the foregoing, purchases or other redemptions of Equity Interests of the Borrower shall be deemed not to be Investments.

“IRS” means the United States Internal Revenue Service.

“Junior Indebtedness” means, collectively, any Indebtedness of the Borrower or any Restricted Subsidiary (other than the HNZ Group) that is (x) secured by a Lien that is junior in priority to the Lien securing the Obligations, (y) by its terms subordinated in right of payment to all or any portion of the Obligations or (z) unsecured.

“Knowledge” of any Person in respect of any item means that such Person has actual knowledge of such item or, based upon such Person’s position, that such Person should reasonably have known of such item.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date applicable to any Lender hereunder as of such date of determination, as extended in accordance with this Agreement from time to time.

“Laws” means, with respect to any Person, (i) the common law and any federal, state, provincial, territorial, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (ii) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lead Arranger” means Credit Suisse Loan Funding LLC, in its capacity as sole lead arranger and bookrunner.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person which takes over the administration of such rate) for deposits of dollars for such Interest Period that appears on the applicable Bloomberg screen (or, to the extent such page ceases to be available, on any successor or substitute page of such service or any successor to such page as determined by Administrative Agent) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period (the “LIBO Screen Rate”). In the event that such LIBO Screen Rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum quoted to the Administrative Agent to be the average at which dollar deposits for a maturity comparable to such Interest Period are offered to major banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, lease, easement, restriction, covenant, charge, security interest or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell granted as credit support for any Indebtedness and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Liquidity” means, as of any date of determination, the sum of (i) the aggregate amount of unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries and (ii) the maximum aggregate principal amount of loans that could be borrowed by the Borrower on such date under the ABL Facility (taking into account the Borrower’s ability to satisfy any conditions to borrowing applicable thereto). For purposes of determining Liquidity for any purpose hereunder, any unrestricted cash and Cash Equivalents of Borrower and its Restricted Subsidiaries denominated in a Foreign Currency shall be included in the calculation of Liquidity in the amount of their U.S. Dollar Equivalents.

“Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a). Unless the context shall otherwise require, the term “Loans” shall include any Incremental Loans.

“Loan Documents” means this Agreement, the Security Documents and, except for purposes of Section 10.02, any promissory notes delivered pursuant to Section 2.08(c).

“Loan Guarantees” means the Guarantee of the Obligations by the Guarantors, pursuant to Article IX of this Agreement.

“Loan Liens” means all Liens, granted in favor of the Collateral Agent for its benefit and for the benefit of the Secured Parties, on Collateral securing the Obligations and any Permitted Pari Lien Debt.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Local Time” means New York City time.

“Make-Whole Amount” means the greater of: (a) 1.0% of the principal amount of the Loans repaid, prepaid, accelerated or assigned and (b) the excess of: (i) the present value at such date of repayment, prepayment or assignment of (A) 2.0% of the principal amount of the Loans repaid, prepaid, accelerated or assigned on or before the first anniversary of the Closing Date plus (B) the aggregate interest that would have accrued on such Loans from the date of such repayment, prepayment or assignment (assuming that the rate for Eurocurrency Loans prevailing at the time of the notice of repayment, prepayment or assignment applies throughout such period) through the first anniversary of the Closing Date (excluding accrued but unpaid interest to the date of such repayment, prepayment or assignment), computed using a discount rate equal to the Treasury Rate plus 50 basis points discounted to the repayment, prepayment or assignment date on a semi-annual basis (assuming a 360 day year consisting of twelve 30 day months), over (ii) the principal amount of such Loans.

“Master Agreement” has the meaning set forth in the definition of “Hedge Contract”.

“Material Adverse Effect” means an event or condition (other than (i) any event, effect or consequence arising out of or related to the filing of the Chapter 11 Cases, (ii) the assumption, rejection or replacement of contracts pursuant to the Chapter 11 Cases, and (iii) the transactions occurring pursuant to the Plan of Reorganization) that has resulted, or could reasonably be expected to result, in a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Agreement” means any agreement, contract or instrument to which any Loan Party is a party or by which any Loan Party or any of its properties is bound (i) pursuant to which any Loan Party is required to make payments or other consideration, or will receive payments or other consideration, in excess of $25,000,000 in any 12-month period, (ii) governing, creating, evidencing or relating to Material Indebtedness of any Loan Party or (iii) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than Loans), or obligations in respect of one or more Hedge Obligations, of any one or more of the Borrower or any Restricted Subsidiary in an aggregate principal amount exceeding $20,000,000.

“Material Real Property” means any real property interests held by any Loan Party which has a fair market value in excess of $2,500,000.

“Maturity Date” means [______], 20241, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.20.

“Maximum Rate” has the meaning assigned to such term in Section 10.13.

“MNPI” means material information concerning the Borrower and the other Subsidiaries and their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgaged Properties” means the owned real properties and each other parcel of real property and improvements thereto of each Loan Party with respect to which a Mortgage is granted.

“Mortgages” means the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 4.01(j) or Section 5.17, substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the Laws of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, (a) in the case of any incurrence of Indebtedness, (i) the cash proceeds received in respect of such Indebtedness, but only as and when received, net of (ii) the sum, without duplication, of all reasonable fees and out of pocket expenses (including, reasonable attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant, and other customary fees) paid in connection with such event by the Borrower and the Restricted Subsidiaries

[1]	NTD: To be the date that is five years after the Closing Date.

to a third party and (b) in the case of any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2) provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3) amounts required to be paid to any Person (other than the Borrower or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon or in order to obtain a necessary consent to such Asset Sale or release of such Lien;

(4) payments of unassumed liabilities (including Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

(5) appropriate amounts to be provided by the Borrower or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Borrower or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Administrative Agent; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds; and

(6) amounts required to be held in escrow to secure payment of indemnity or other obligations, until such amounts are released.

“Net Proceeds Account” means a deposit or securities account established to hold Net Proceeds from any Asset Sale (including the Air Medical Segment Sale) pending reinvestment pursuant to Section 2.10(c) or 2.10(d), as applicable, with respect to which the Borrower has entered into a customary account control agreement, in favor of the Collateral Agent and in form and substance reasonably satisfactory to it, providing for “control” (as defined in Sections 9-104 or 8-106 of the UCC, as applicable).

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) cash and Investments permitted under Section 6.03, (ii) loans to third parties permitted hereunder, (iii) deferred bank fees and derivative financial instruments related to Indebtedness and (iv) deferred income taxes) minus (b) the consolidated current liabilities of the Borrower and its Restricted Subsidiaries as of such date (excluding (i) current liabilities in respect of Indebtedness, (ii) outstanding loans and letter of credit obligations under any Credit Facility permitted under Section 6.01(a), (iii) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred income taxes, (vi) the current portion of any other long-term liabilities and (vii) liabilities associated with customer prepayments and deposits). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lenders” has the meaning assigned to such term in Section 10.02(g).

“Non-Extending Lenders” has the meaning assigned to such term in Section 2.20(c).

“Non-Recourse Debt” means Indebtedness of an Unrestricted Subsidiary:

(1) as to which neither the Borrower nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, except in any case to the extent it would be permitted to make an Investment in such Unrestricted Subsidiary pursuant to Section 6.03 hereof;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or other assets of the Borrower or any Restricted Subsidiary.

“Obligations” means (x) all obligations of every nature of each Loan Party under any Loan Document, including all unpaid principal of and accrued and unpaid interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to the Borrower or any Guarantor would have accrued on any Obligation, whether or not a claim is allowed against the Borrower or any Guarantor for such interest fees and other amounts in the related bankruptcy proceeding) on the Loans made to the Borrower, all accrued and unpaid fees, premium (including the Applicable Premium) and all expenses, reimbursements, indemnities and other obligations and liabilities of the Borrower and the Guarantors owed to the Lenders or to any Lender, any Agent or any indemnified party arising under any Loan Document, (y) all Secured Loan Document Hedge Obligations of each Loan Party and (z) all Cash Management Obligations of each Loan Party. Notwithstanding the foregoing, any Secured Loan Document Hedge Obligations or Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Guarantee of the Guarantors only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OECD” has the meaning assigned to such term in the definition of “Cash Equivalents.”

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer” means any of the following of the Borrower: any Executive Officer, any Financial Officer, any vice president or the secretary.

“Officer’s Certificate” means a certificate signed by one Officer.

“OID” shall have the meaning assigned to such term in Section 2.04(c).

“Opinion of Counsel” means a written opinion from legal counsel of the Borrower who may be an employee of or counsel for the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Other Loans” shall have the meaning assigned to such term in Section 2.04(a).

“Owner” means, in respect of an Aircraft, Airframe, Engine or Spare Parts as applicable, included as Aircraft Collateral the Owner of such Aircraft, Airframe or Engine as shown in the most recent Aircraft Collateral Certificate.

“Part” means each part, component, line replacement unit, appliance, accessory, instrument or other item of equipment (other than complete Engines or other engines) for the time being installed or incorporated in or attached to the Airframe or an Engine or which, having been removed therefrom, remains the property of Owner. Not in limitation of the foregoing, “Part” shall include all main and tail rotor blades and all main and tail rotor blade dynamic components associated therewith.

“Participant Register” has the meaning set forth in Section 10.04(c).

“Participants” has the meaning set forth in Section 10.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Aircraft Liens” means (a) any Permitted Lien, (b) any Lien of an airport hangarkeeper, mechanic, materialman, carrier, employee or other similar Lien arising in the ordinary course of business by statute or by operation of Law, in respect of obligations that are not overdue or that are being contested in good faith by appropriate proceedings and in the case of such proceedings so long as adequate cash reserves are maintained in respect of such amounts in accordance with relevant generally accepted accounting principles, (c) any Lien arising under, or permitted by, a Disclosed Sublease provided, however, that, except with respect to any Disclosed Existing Sublease, any proceedings in respect of any such Lien, or the continued existence of such Lien, do not involve any material likelihood of the sale, forfeiture or loss of an Aircraft, Airframe, or any Engine or Part, in each case included as Aircraft Collateral, or any interest therein and (d) any “Permitted Lien” as defined in any Aircraft Mortgage.

“Permitted Business” means (i) commercial helicopter services of all types worldwide, including, without limitation, helicopter transportation services to the oil and gas, health care and search and rescue industries and helicopter maintenance and repair services, providing air medical transportation for hospitals and for emergency service agencies and including related fixed-wing aircraft and charter services and (ii) businesses that are reasonably related thereto or reasonable extensions thereof, including without limitation all businesses described in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2017.

“Permitted Collateral Lien” means “Permitted Liens” other than Liens described under clauses (13), (15), (16), (17), (18), (19), (20), (21), (22), (23), (26), and (27) of the definition thereof.

“Permitted Commodity Hedge Agreement” means any Commodity Hedge Agreement entered into from time to time by any of the Borrower or any of its Restricted Subsidiaries for non-speculative purposes, in each case, as amended.

“Permitted Holder” means any of the following: (a) Q5-R5 Trading, Ltd., (b) Oaktree Capital Management, L.P., (c) First Pacific Advisors, LP, (d), Goldman Sachs & Co. LLC, (e) any fund, account or investment vehicle controlled or managed by a Person specified in clauses (a), (b), (c) and (d) of this definition (a “Primary Permitted Holder”), (f) a controlled Affiliate of a Primary Permitted Holder or the same investment manager or advisor of a Primary Permitted Holder or an Affiliate of such investment manager or advisor, and (g) any Affiliate of a Primary Permitted Holder, a majority of whose outstanding Voting Stock is, directly or indirectly, held by such Primary Permitted Holder, or any individuals that are Affiliates of a Primary Permitted Holder; provided, that, notwithstanding the foregoing, “Permitted Holder” shall not include any operating portfolio companies.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.01.

“Permitted Interest Rate Hedge Agreements” means Interest Rate Hedge Agreements which are for the purpose of hedging the interest rate exposure associated with the Borrower’s and its Subsidiaries’ Indebtedness and operations and not for speculative purposes.

“Permitted Junior Refinancing Debt” means secured Indebtedness incurred by the Borrower or any other Loan Party and Guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a junior basis to the Obligations and the obligations in respect of any Permitted Pari Passu Refinancing Debt and is not secured by any property or assets of the Borrower and its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans, Incremental Loans, or Refinancing Loans and (iii) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement on terms that are reasonably satisfactory to the Administrative Agent and the Collateral Agent. Permitted Junior Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which the Borrower or the Restricted Subsidiaries shall have set aside on their books such reserves as may be required pursuant to GAAP;

(2) statutory or contractual Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) judgment Liens not giving rise to a Default or Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which the proceedings may be initiated has not expired;

(6) easements, rights-of-way, zoning restrictions and other similar charges, restrictions or encumbrances in respect of real property or immaterial imperfections of title which do not, in the aggregate, impair in any material respect the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(7) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(8) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Borrower or any Restricted Subsidiary, including rights of offset and setoff;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more of accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements, including those involving pooled accounts, netting arrangements and in connection with Permitted Commodity Hedge Agreements (incurred in the ordinary course of business and not for speculative purposes); provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Borrower or any Restricted Subsidiary;

(11) precautionary Liens arising from filing Uniform Commercial Code financing statements regarding true leases;

(12) (a) Liens securing all Loans outstanding on the Closing Date and all Obligations related thereto and (b) Liens securing all Incremental Loans and all Obligations related thereto;

(13) Liens listed on Schedule 6.05 and existing on the Closing Date securing Indebtedness outstanding on the Closing Date (other than clause (15) below);

(14) Liens in favor of the Borrower or a Guarantor;

(15) Liens solely on ABL Collateral securing Indebtedness incurred under an ABL Facility permitted under Section 6.01(a);

(16) Liens on assets financed with Purchase Money Indebtedness securing Indebtedness permitted under Section 6.01(g);

(17) Liens securing Acquired Indebtedness permitted to be incurred under this Agreement; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than improvements and accessions thereto and replacements or proceeds thereof);

(18) Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Borrower or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof);

(19) Liens to secure Refinancing Indebtedness of Indebtedness secured by Liens referred to in the foregoing clauses (13), (16), (17), and (18); provided that in each case such Liens do not extend to any additional assets (other than improvements or accessions thereto and replacements or proceeds thereof);

(20) Liens to secure Attributable Indebtedness; provided that any such Lien shall not extend to or cover any assets of the Borrower or any Restricted Subsidiary other than the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred;

(21) Liens in favor of Aircraft Lessors in connection with Sale and Leaseback Transactions and Liens in favor of any third-party operator or manager as contemplated by such Sale and Leaseback Transactions;

(22) Liens on assets of an Excluded Subsidiary securing Indebtedness permitted under Section 6.01(k) in aggregate amount at any time outstanding not to exceed $25,000,000;

(23) Liens on Equity Interests owned by the Borrower or any Restricted Subsidiary in an Unrestricted Subsidiary or a Person that is not a Subsidiary to secure Indebtedness or other obligations of the Unrestricted Subsidiary or Person that issued the Equity Interests;

(24) Liens securing Junior Indebtedness incurred under Section 6.01(m);

(25) Liens securing Permitted Pari Passu Refinancing Debt;

(26) Liens incurred after the Closing Date by the Borrower or any Guarantors with respect to Indebtedness that does not in aggregate principal amount outstanding at any time exceed $5,000,000 determined as of the date of the incurrence after giving pro forma effect to such incurrence and the application of proceeds therefrom;

(27) Liens on cash to secure letters of credit under any ABL Facility permitted under Section 6.01(a) or otherwise permitted under Section 6.01(f) in an aggregate amount for all such Liens at any time outstanding not to exceed $30,000,000; and

(28) Liens to secure Indebtedness permitted under Section 6.01(o).

“Permitted Pari Lien Debt” means obligations under any Indebtedness secured by the Loan Liens and permitted to be incurred under this Agreement; provided that (a) the lender, trustee or agent under such Permitted Pari Lien Debt executes a joinder agreement to the Security Documents, in the form attached thereto, agreeing to be bound thereby and (b) the Borrower has designated such Indebtedness as “Permitted Pari Lien Debt” under the Security Documents.

“Permitted Pari Passu Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Loan Party and Guarantees with respect thereto by any Loan Party; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or its Restricted Subsidiaries other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans, Incremental Loans or Refinancing Loans, and (iii) a representative validly acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement on terms that are reasonably satisfactory to the Administrative Agent and the Collateral Agent. Permitted Pari Passu Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower or any other Loan Party and Guarantees with respect thereto by any Loan Party; provided that such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans, Incremental Loans or Refinancing Loans. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“PHI” means [PHI, Inc., a Louisiana corporation and a direct Wholly-Owned Restricted Subsidiary of the Borrower].

“Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA as to which the Borrower or any ERISA Affiliate may have any liability.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Plan of Reorganization” has the meaning assigned such term in Section 4.01(a).

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Proposed Change” has the meaning assigned to such term in Section 10.02(g).

“Prospective International Interest” means a “prospective international interest” as defined in the Cape Town Convention.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Borrower or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Borrower or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or other assets securing Purchase Money Indebtedness of the same lender, or in the case of real property, fixtures or helicopters, additions and improvements thereto, the real property to which such asset is attached and the proceeds thereof and (3) such Indebtedness shall be incurred within 180 days after such acquisition of such asset by the Borrower or such Restricted Subsidiary or such installation, construction or improvement.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of the Borrower or financed, directly or indirectly, using funds (1) borrowed from the Borrower or any Subsidiary of the Borrower until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by the Borrower or any Subsidiary of the Borrower (including, without limitation, in respect of any employee stock ownership or benefit plan).

“Recipient” has the meaning set forth in Section 2.16(a).

“Redesignation” has the meaning assigned to such term in Section 5.18.

“Refinanced Credit Agreement Debt” shall have the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Refinancing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto.

“Refinancing Commitments” means one or more tranches of Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Indebtedness” means Indebtedness of the Borrower or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used substantially concurrently to redeem or refinance in whole or in part, any Indebtedness of the Borrower or any Restricted Subsidiary (the “Refinanced Indebtedness”) in a principal amount not in excess of the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness so redeemed or refinanced and accrued interest thereon (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so refinanced or refunded); provided that:

(1) the Refinancing Indebtedness is the obligation of the Borrower or same Restricted Subsidiary as that of the Refinanced Indebtedness;

(2) if the Refinanced Indebtedness was subordinated to or pari passu with the Loans, then such Refinancing Indebtedness, by its terms, is expressly pari passu with (in the case of Refinanced Indebtedness that was pari passu with) or subordinate in right of payment to (in the case of Refinanced Indebtedness that was subordinated to) the Loans, at least to the same extent as the Refinanced Indebtedness;

(3) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Refinanced Indebtedness being redeemed or refinanced or (b) after the final maturity date of the Loans;

(4) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the final maturity date of the Loans has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the final maturity date of the Loans; and

(5) to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness relate to the same collateral or a portion thereof and have a Lien priority equal to or junior to the Liens securing the Refinanced Indebtedness.

“Refinancing Lender” means a Lender with a Refinancing Commitment or an outstanding Refinancing Loan.

“Refinancing Loans” means one or more tranches of Loans that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.04(b)(iv).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantee obligations) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Lenders” means, at any time, one or more Lenders having or holding Exposure and representing more than 50% of the aggregate Exposure of all Lenders at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Loans of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any Person means any Executive Officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution on Equity Interests of the Borrower or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Borrower or any Restricted Subsidiary, including, without limitation, any payment in connection with any merger or consolidation involving the Borrower but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Borrower or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority holders of Equity Interests of any Restricted Subsidiary;

(2) the redemption of any Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower, including, without limitation, any payment in connection with any merger or consolidation involving the Borrower but excluding any such Equity Interests held by the Borrower or any Restricted Subsidiary; or

(3) any principal payment on, or redemption, or voluntary, optional defeasement, or other acquisition for value, prior to any scheduled principal payment, sinking fund payment or maturity, as the case may, in respect of Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within 90 days prior to the final maturity thereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the Consolidated Net Total Leverage Ratio is greater than or equal to 3.00:1.00, 100.0%, (b) if the Consolidated Net Total Leverage Ratio is less than 3.00:1.00 and greater than or equal to 2.00:1.00, 75.0% and (c) if the Consolidated Net Total Leverage Ratio is less than 2.00:1.00, 50.0%.

“Retained Excess Cash Flow” means, at any date of determination, an amount, not less than zero and determined on a cumulative basis, that is equal to the aggregate cumulative sum of the Excess Cash Flow that is not required to be applied as a mandatory prepayment under Section 2.10(e) for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Sale and Leaseback Transaction” means with respect to any Person an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, (i) providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset (whether such arrangement is characterized as (A) a “true lease”, “operating lease” or “Finance Lease” under Article 2-A of the Uniform Commercial Code or (B) a “capital lease”, or (C) other lease or financing transaction) or (ii) any amendment, amendment and restatement or extension of any of the foregoing.

“Sanctioned Person” has the meaning assigned to such term in Section 3.07(d).

“Sanctions” has the meaning assigned to such term in Section 3.07(d).

“SEC” means the United States Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary or an Assistant Secretary of the Borrower.

“Secured Commodity Hedge Agreement” means any Permitted Commodity Hedge Agreement that, in each case, the Borrower shall elect to be secured by a security interest in the Collateral ranking pari passu with the Liens securing the Obligations that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Hedge Agreement” means any (a) Secured Commodity Hedge Agreement and (b) Secured Loan Document Hedge Agreement.

“Secured Loan Document Hedge Agreement” means any Hedge Contract that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Loan Document Hedge Obligations” means the obligations owed by the Borrower or any Restricted Subsidiary to any Hedge Bank under any Secured Loan Document Hedge Agreement (excluding, with respect to any Loan Party, Excluded Hedge Obligations of such Loan Party).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, Cash Management Banks, each counterparty to a Secured Commodity Hedge Agreement (other than the Borrower or any of its Subsidiaries), and each sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 8.05.

“Securities Act” means the United States Securities Act of 1933.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, by and among the Borrower, each Guarantor that owns Collateral and the Collateral Agent, substantially in the form attached as Exhibit F, as amended, modified, restated, supplemented or replaced from time to time.

“Security Documents” means the Security Agreement, the Mortgages, the Aircraft Mortgages, each Subordination Acknowledgement and all of the other security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Secured Parties, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Significant Subsidiary” means (1) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 102 of Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date and (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 7.01(g) or (h) of this Agreement has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Spare Engine” means a spare engine owned by Borrower for an Aircraft. For the avoidance of doubt, an auxiliary power unit shall not be considered a spare engine for the purposes of this definition.

“Spare Parts” means any and all appliances, engines, propellers, rotors, parts, instruments, appurtenances, accessories, rotables, furnishings, avionics, seats and other equipment of whatever nature (other than complete Airframes, airframes, Engines or engines, unless being surveyed) designated generally by type (including but not limited to any “appliances” and “spare parts” as defined in §40102(a) of the Act) which are now or hereafter maintained as spare parts or appliances by or on behalf of the Borrower at the Spare Parts Locations in connection with any Airframe or Engine.

“Spare Parts Locations” means any of the locations at which Spare Parts are held by or on behalf of the Borrower and which are designated in accordance with relevant Aviation Authority requirements.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Guarantor that is subordinated in, or otherwise junior to, right of payment to the Loans and the Guarantees in respect thereof.

“Subordination Acknowledgement” means in respect of each Disclosed Sublease, a document in form and substance reasonably acceptable to the Collateral Agent under which, amongst other matters, each relevant Disclosed Sublessee acknowledges the interest of the Collateral Agent in the Aircraft included as Aircraft Collateral and agrees that its Disclosed Sublease is subject and subordinate to the Loan Documents.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Borrower.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date upon which the Loans (including Incremental Loans but excluding Other Loans), together with all interest, fees and other Obligations (other than contingent indemnification obligations for which no demand shall have been made), have been paid in full in cash.

“Total Net Debt” at any date means (i) the aggregate principal amount of consolidated total Indebtedness of the Borrower and its Restricted Subsidiaries outstanding at such date in respect of third party Indebtedness for borrowed money (including Purchase Money Indebtedness), unreimbursed drawings under letters of credit, drawn and unreimbursed surety bonds, the amount of mandatory redeemable preferred stock of the Borrower and its Restricted Subsidiaries with respect to which all redemption conditions have been satisfied and is immediately redeemable and Capital Lease Obligations and, without duplication, Guarantees in respect of the foregoing, less (ii) without duplication, the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date not in excess of $75,000,000. “Transaction Date” has the meaning assigned to such term in the definition of “Consolidated Net Total Leverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any its Subsidiaries in connection with the Transactions and the transactions contemplated hereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (b) the consummation of the Existing Debt Refinancing and (c) the payment of the Transaction Expenses.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) equal to the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Borrower will (1) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (2) prior to such redemption date file with the Administrative Agent an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Treasury Services Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Cash Management Bank relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means cash or Cash Equivalents of the Borrower or its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (1) any Subsidiary acquired, formed or otherwise created after the Closing Date that at the time of determination shall be Designated an Unrestricted Subsidiary by the Board of Directors of the Borrower in accordance with Section 5.18 of this Agreement and (2) any Subsidiary of an Unrestricted Subsidiary; provided, that, for the avoidance of doubt, (y) PHI may not be an Unrestricted Subsidiary and (z) no member of the HNZ Group may be an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means, on any date of determination, with respect to any amount in a Foreign Currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect such Foreign Currency at the time in effect for such amount.

“U.S. Dollars”, “dollars” or “$” refers to lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning set forth in Section 2.16(f)(ii)(D)(2).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Value” means the latest appraised Flight Ascend Consultancy asset values of the Aircraft included as Aircraft Collateral which shall be based on Flight Ascend Consultancy’s latest appraisal and which appraisal shall never be more than one year old.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Borrower or through one or more Wholly-Owned Restricted Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” shall have the meaning assigned to such term in Section 2.04(c).

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or “Eurocurrency Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all binding judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, extended, amended and extended, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, restatements, amendments and restatements, extensions, renewals or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein, and the Consolidated Net Total Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP as in effect on the Closing Date; provided that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value,” as defined therein. Unless the context requires otherwise, any references in the Loan Documents to “fiscal year” or “fiscal quarter” shall mean the fiscal year or fiscal quarter, as applicable, of the Borrower.

SECTION 1.05 Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

SECTION 1.06 Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior Indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior Indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.07 Timing of Payment or Performance. Except to the extent expressly provided otherwise in this Agreement, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, each Lender agrees to make Loans to the Borrower in a single Borrowing on the Closing Date in a principal amount not exceeding its Commitment. Amounts repaid or prepaid in respect of Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, each Incremental Term Lender having an Incremental Loan Commitment, agrees to make Incremental Loans to the Borrower in a single Borrowing on the date specified in the applicable Incremental Loan Assumption Agreement in a principal amount not exceeding its Incremental Loan Commitment. Amounts repaid or prepaid in respect of Incremental Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type in U.S. dollars made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Loan Assumption Agreement); provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (or such greater number as may be agreed to by the Administrative Agent) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurocurrency Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Closing Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be the Closing Date or, in the case of an Incremental Term Borrowing, such other Business Day set forth in the applicable Incremental Loan Assumption Agreement;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the account to which funds are to be disbursed.

SECTION 2.04 Incremental Loans.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Loan Commitments, in an amount not to exceed the Incremental Amount at the time such Incremental Loan Commitments are established, from one or more Incremental Term Lenders (which may include any existing Lender and which must be Eligible Assignees) willing to provide such Incremental Loan Commitments in their own discretion. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Amount or in each case such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Loan Commitments are commitments to make additional Loans or commitments to make term loans with terms different from the Loans (“Other Loans”).

(b) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Loans (excluding amortization, maturity, pricing, fees and rate floors) shall be identical to those of the Loans except as otherwise set forth herein. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Loans shall be no earlier than the Maturity Date, and (ii) the average life to maturity of the Other Loans shall be no shorter than the average life to maturity of the Loans.

(c) if the initial yield on such Other Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Loans and (y) if such Other Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (1) the average life to maturity of such Other Loans and (2) four) exceeds the applicable margin then in effect for Eurocurrency Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the applicable margin then in effect for Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Loans; provided that, to the extent any portion of the Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Loans, such floor shall only be included in the calculation of the Yield Differential to the extent such floor is greater than the higher of the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time and the “LIBOR floor” applicable to the initial Loans, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Loans prior to any increase in the applicable margin applicable to such Loans then outstanding. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(d) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.04 unless on the date of such effectiveness, the conditions set forth in Section 4.02 shall be satisfied.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurocurrency Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurocurrency Borrowing on a pro rata basis. Any conversion of Eurocurrency Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.15. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurocurrency Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Loans are not Other Loans, the scheduled amortization payments under Section 2.09 required to be made after the making of such Incremental Loans shall be ratably increased by the aggregate principal amount of such Incremental Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

SECTION 2.05 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower specified by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing (net of applicable fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this

Section and may, in reliance on such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, in the case of an amount relating to a Borrowing by the Borrower, the Federal Funds Effective Rate, if greater).

SECTION 2.06 Interest Elections.

(a) Each Borrowing initially shall be of the Type and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type, to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by (a) in the case of a conversion or continuation of a Eurocurrency Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days before the date of the proposed Interest Period of (b) in the case of a conversion to an ABR Borrowing, not later than 12:00 p.m., Local Time, one (1) Business Day before the date of the proposed ABR Borrowing. Each such Interest Election Request shall be in writing and irrevocable. Notwithstanding any other provision of this Section, the Borrower shall not be permitted to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d). Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing;

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(c) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period applicable thereto, such Borrowing shall be continued as a Eurocurrency Borrowing for an additional Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination of Commitments. Each Lender’s Commitment (other than any Incremental Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment on such date.

SECTION 2.08 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender as provided in Section 2.09.

(b) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent, which issuance the Administrative Agent shall record in the Register. Thereafter, to the extent reflected in the Register, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the Lender or to the Lender and its registered assigns).

SECTION 2.09 Amortization of Loans.

(a) The Borrower shall repay Loans on the last Business Day of each December, March, June and September, (i) occurring after the Closing Date (beginning with December 31, 2019) and on or before the second anniversary of the Closing Date, in an aggregate principal amount for each such date equal to 0.625% of the aggregate principal amount of the Loans outstanding on the Closing Date, (ii)

occurring after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date, in an aggregate principal amount for each such date equal to 1.25% of the aggregate principal amount of the Loans outstanding on the Closing Date, and (iii) occurring after the third anniversary of the Closing Date, in an aggregate principal amount for each such date equal to 1.875% of the aggregate principal amount of the Loans outstanding on the Closing Date. The Borrower shall repay Other Loans on each Incremental Loan Repayment Date in an aggregate principal amount set forth for such date in the applicable Incremental Loan Assumption Agreement (as such amount may be adjusted pursuant to Section 2.09(c)).

(b) To the extent not previously paid, all Loans and Other Loans shall be due and payable on the Maturity Date and the Incremental Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) Any prepayment of a Borrowing shall be applied (i) to reduce the subsequent scheduled repayments of such Borrowing to be made pursuant to this Section 2.09 as directed by the Borrower and (ii) if the Borrower fails to direct the application of payments, in direct order of maturity to the scheduled repayments of such Borrowing.

(d) Prior to any repayment of any Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent in writing of such selection not later than 11:00 a.m., New York City time, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Borrowings shall be accompanied by accrued interest on the amounts repaid. If any repayment of the Loans is scheduled to occur on a day that is not a Business Day, such repayment shall be made on the immediately preceding Business Day.

SECTION 2.10 Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.10 and Sections 2.15 and 2.18.

(b) Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Permitted Indebtedness other than Credit Agreement Refinancing Indebtedness), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Proceeds received from such incurrence of Indebtedness immediately upon receipt thereof by the Borrower or such Restricted Subsidiary.

(c) In the event and on each occasion that (i) any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Asset Sales permitted pursuant to Section 6.07(a) (other than an Air Medical Segment Sale), and (ii) unless a Default or an Event of Default has occurred and is continuing, such Net Proceeds, in the aggregate for all such Asset Sales, are in excess of $5,000,000, the Borrower shall, within five Business Days after receipt of such Net Proceeds, prepay the Loans in an amount equal to such Net Proceeds; provided (i) if the Borrower shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be reinvested within 180 days after receipt of such Net Proceeds to invest all or any part of such Net Proceeds in the purchase of (x) assets (other than securities) to be used by the Borrower or any Restricted Subsidiary in a Permitted Business, (y) Equity Interests of a Person that upon such purchase will become a Restricted Subsidiary that directly or indirectly, through one or more Subsidiaries that are, or will become, Restricted Subsidiaries, owns assets to be used in a Permitted Business or (z) make a capital expenditure in respect of the Borrower’s or any of its Restricted Subsidiaries’

Permitted Business, and (ii) no Default or Event of Default shall have occurred and be continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 180-day period (or within a period of 180 days thereafter if by the end of such initial 180-day period the Borrower or one or more other Restricted Subsidiaries shall have entered into a definitive agreement for the application of such Net Proceeds), at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied; provided further, that the Borrower shall not be permitted to reinvest more than $50,000,000 in any fiscal year pursuant to the foregoing proviso.

(d) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of an Air Medical Segment Sale, the Borrower shall, within five Business Days after receipt of such Net Proceeds, prepay the Loans in an amount equal to such Net Proceeds.

(e) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending on or about December 31, 2020, the Borrower shall prepay the Loans in an aggregate amount equal to the Required Excess Cash Flow Percentage of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended. Each prepayment pursuant to this paragraph shall be made (such date, the “Excess Cash Flow Payment Date”) on or before the fifth Business Day following the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event no later than the fifth Business Day following the last day on which such financial statements may be delivered in compliance with such Section).

(f) Notwithstanding the foregoing, mandatory prepayments made pursuant to Section 2.10 (c) and (d) may be applied on a pro rata basis to the Loans and any Permitted Pari Lien Debt of the Borrower or any Guarantor the provisions of which require the Borrower or such Guarantor to redeem such Indebtedness with the proceeds from any such Asset Sale (or offer to do so). Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to this Section 2.10(f).

(g) The Borrower shall notify the Administrative Agent in writing of any optional prepayment and any mandatory prepayment hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of the Loans pursuant to clause (a) of this Section may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in a minimum amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and to reduce the subsequent scheduled repayments of such Borrowing (i) as directed by the Borrower and (ii) if the Borrower fails to direct the application of payments, in direct order of maturity to the scheduled repayments of such Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(h) Each repayment or prepayment of the Loans, other than amortization pursuant to Section 2.09 and mandatory prepayments pursuant Section 2.10(c), (d) and (e) but including as a result of voluntary prepayments, payments made following acceleration of the Loans (other than as a result of an occurrence of an Event of Default under Section 7.01(m)) or after an Event of Default (other than an Event of Default occurring under Section 7.01(m)), and each assignment pursuant to Section 2.18, shall be accompanied by the Applicable Premium with respect to the principal amount of the Loans being prepaid. For purposes hereof, the “Applicable Premium” shall be a cash amount equal to (i) the percentages of principal amount of the Loans being prepaid set forth below or (ii) the Make-Whole Amount, as applicable:

On or before the first anniversary of the Closing Date	the Make-Whole Amount
After the first anniversary but on or before the second anniversary of the Closing Date.	2.0%
After the second anniversary but one or before the third anniversary of the Closing Date	1.0%
After the third anniversary of the Closing Date	0%

Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Applicable Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable as though the Loans were voluntarily prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (a) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (d) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

(i) Each Lender may elect, by notice to the Administrative Agent prior to 12:00 pm on the Business Day prior to the date of any prepayment of Loans required to be made by the Borrower pursuant to Section 2.10(c) or Section 2.10(e), to decline all, but not less than all, of its ratable portion of such prepayment (such declined amounts, the “Declined Proceeds”), in which case such Declined Proceeds may be retained by the Borrower. If a Lender fails to deliver a notice of election declining receipt of its portion of such mandatory prepayment to the Administrative Agent within the time frame specified above, any such failure will be deemed to constitute an acceptance of such Lender’s amount of such mandatory prepayment of Loans.

SECTION 2.11 Fees. The Borrower agrees to pay to each of the Administrative Agent and the Lead Arranger, for its own account, fees payable in the amounts and at the times separately agreed in writing upon between the Borrower and the Administrative Agent or the Lead Arranger, as applicable. All such fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Lead Arranger, as applicable, and shall not be refundable under any circumstances.

SECTION 2.12 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, at the election of the Administrative Agent or the Required Lenders, if any principal of or interest on any Loan or any fees or other amount payable by the Loan Parties hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Borrowings as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.02; provided further that no amount shall be payable pursuant to this Section 2.12(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.12(c) on any overdue amount or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Payment or acceptance of the increased rates of interest provided for in this Section 2.12(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) accrued interest on such Loan shall be payable on the Maturity Date of such Loan.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13 Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Borrowing for such Interest Period, then the Administrative Agent shall give notice (which may be telephonic) thereof to the Borrower and the Lenders as promptly as practicable and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be treated as a request for an ABR Borrowing.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the interest rate margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in subclause (ii) of the first sentence of this paragraph, only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any conversion or continuation of the Loans shall be ineffective and (y) any Eurocurrency Loan shall be made as an ABR Loan.

SECTION 2.14 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than Indemnified Taxes, Excluded Taxes or Connection Income Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making or maintaining any Eurocurrency Loan, to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 90 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan for acceptance and purchase other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (exclusive of any applicable margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market (exclusive of any applicable margin). A certificate of any Lender delivered to the Borrower and setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document, whether to the Administrative Agent, any Lender or any other Person to which any such payment is owed (each of the foregoing being referred to as a “Recipient”), shall be made without withholding for any Taxes, unless such withholding is required by applicable law as determined by the Loan Parties or the Administrative Agent (as applicable). If any applicable withholding agent is required by applicable law to withhold Taxes from any such payment, then such withholding agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that net of such withholding (including such withholding applicable to additional amounts payable under this Section 2.16), the applicable Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives the amount it would have received had no such withholding been made. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent or any Lender, as applicable, timely reimburse the Administrative Agent or such Lender for the payment of any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify (without duplication of amounts paid pursuant to Section 2.16(a)) each Recipient for any Indemnified Taxes that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient (including Indemnified Taxes imposed or asserted on or attributable to amounts paid or payable under Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this paragraph shall be paid within 10 days after delivery by the Lender (with a copy to the Administrative Agent) or the Administrative Agent (on its own behalf or on behalf of a Lender) to any Loan Party of a certificate stating the amount of any Indemnified Taxes so paid or payable by such Lender or Administrative Agent and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A) through (E) of clause (f)(ii) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as is reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit H-1, Exhibit H-2, Exhibit H-3 or Exhibit H-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that (i) such Lender is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) interest payments under the Loans are not effectively connected with the Foreign Lender’s conduct of a trade or business in the United States of America;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement, (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this clause (f)(ii) that would be required of each such beneficial owner; provided that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax, together with such supplementary documentation as shall be necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their respective obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over by such indemnified party pursuant to the prior sentence (plus any interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph (g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan; all other payments under each Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties and (ii) second, towards the payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time and including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee or as otherwise permitted Section 10.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Sections 2.05(b), 2.17(d) and 10.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

(a) If (i) any Lender requests compensation under Section 2.14, (ii) any Loan Party is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.16 or (iii) any Lender becomes a Defaulting Lender, then such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If (i) any Lender requests compensation under Section 2.14, or (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then (except with respect to any Lender that is the Administrative Agent or an affiliate thereof) the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.19 Refinancing Facilities.

(a) At any time after the Closing Date, the Borrower may obtain, from any Refinancing Lender (which may include any existing Lender and which must be Eligible Assignees) Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Incremental Loans under any Incremental Loan Commitments then outstanding under this Agreement) or any then outstanding Refinancing Loans in the form of Refinancing Loans or Refinancing Commitments, in each case, pursuant to a Refinancing Amendment, together with any applicable Intercreditor Agreement or other customary subordination agreement; provided that such Credit Agreement Refinancing Indebtedness (i) will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder (but for the avoidance of doubt, such Credit Agreement Refinancing Indebtedness may be unsecured), and (ii) will, to the extent permitted by the definition of “Credit Agreement Refinancing Indebtedness,” have such pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions and terms as may be agreed by the Borrower and the Refinancing Lenders with respect thereto. The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent and the Collateral Agent, receipt by the Administrative Agent of board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Loans or Refinancing Commitments, as applicable) and any Indebtedness being replaced or refinanced with such Credit Agreement Refinancing Indebtedness shall be deemed permanently reduced and satisfied in all respects. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Collateral Agent, to effect the provisions of this Section.

(b) This Section 2.19 shall supersede any provisions in Section 10.02 to the contrary.

SECTION 2.20 Extension of Maturity Date.

(a) The Borrower may, upon written notice to the Administrative Agent (an “Extension Request”), which shall promptly notify the applicable Lenders, request extensions of the Maturity Date applicable to the Commitments (the “Extended Loans”) to a date specified in such Extension Request.

(b) The Extension Request shall specify the date on which the Borrower proposes that the extension shall be effective, which shall be a date reasonably satisfactory to the Administrative Agent. Within the time period specified in such Extension Request, each applicable Lender shall notify the Administrative Agent whether it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of such Lenders’ responses.

(c) The maturity date applicable to any Commitments shall be extended only with respect to such Extended Loans held by such Lenders that have consented thereto (the Lenders that so consent being the “Extending Lenders” and the Lenders that declined being the “Non-Extending Lenders”) (it being understood and agreed that, except for the consents of Extending Lenders no other consents shall be required hereunder for such extensions). If so extended, the scheduled maturity date with respect to the Commitments held by the Extending Lenders shall be extended to the date specified in the Extension Request, which shall become the maturity date of the applicable Commitments (such date, the “Extended Maturity Date”). The Administrative Agent shall promptly confirm to the applicable Extending Lenders and Non-Extending Lenders such extension, specifying the effective date of such extension (the “Extension Effective Date”) and the Extended Maturity Date (after giving effect to such extension) applicable to the Extending Lenders.

(d) The proposed terms of the Extended Loans to be established shall (i) be identical as offered to each Lender and (ii) be identical to the existing Commitments from which such Extended Loans are to be amended, except that: (A) the maturity date of the Extended Loans shall be later than the maturity date of the existing Commitments and (B) the Administrative Agent and the Extending Lenders may receive customary fees in consideration for the extension of the Extended Loans.

(e) As a condition precedent to such extension, the Borrower shall deliver or cause to be delivered any customary legal opinions, certificates or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such extension) reasonably requested by Administrative Agent and the Extending Lenders and a certificate stating that before and after giving effect to such extension, (i) the representations and warranties made by any Loan Party in this Agreement and the other Loan Documents are true and correct (x) in the case of the representations and warranties qualified as to materiality, in all respects and (y) otherwise, in all material respects, in each case on and as of the Extension Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date and (ii) that no Default or Event of Default exists and is continuing as of the Extension Effective Date.

(f) Notwithstanding the terms of Section 10.02, the Borrower and the Administrative Agent shall be entitled (without the consent of any other Lenders except to the extent required under subsection (b) above) to enter into any amendments to this Agreement, in form and substance satisfactory to the Administrative Agent, that the Administrative Agent believes are necessary to appropriately reflect, or provide for the integration of, any extension of the maturity date and other amendments applicable to any Extended Loans pursuant to this Section 2.20.

SECTION 2.21 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, subject to the last sentence of Section 2.10(g), to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(b) If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01 Organization; Powers. The Borrower and each Restricted Subsidiary (a) is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization or formation, except, in the case of good standing of a Restricted Subsidiary, where the failure to be so could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (b) has all requisite power and authority and all material Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business, and (to the extent the concept is applicable in such jurisdiction) is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action of each Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been or substantially contemporaneously with the initial funding of Loans on the Closing Date will be obtained or made and are (or will so be) in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) for immaterial consents, approvals, registrations, filings or other actions, (b) will not violate any applicable law, including any order of any Governmental Authority, (c) will not violate the charter, by-laws or other organizational documents of the Borrower or any other Restricted Subsidiary, (d) will not violate or result (alone or with notice or lapse of time, or both) in a default under any material indenture or other agreement or instrument binding upon the Borrower or any Restricted Subsidiary or any of their assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder (except, in the case of agreements that do not relate to Indebtedness, for any violation or default that is immaterial), and (e) except for Liens created under the Loan Documents and the ABL Facility (to the extent in effect on the Closing Date), will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The (i) consolidated balance sheet and statements of income, comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the fiscal year ended December 31, 2018 and (ii) consolidated balance sheet and statements of income, comprehensive income, stockholders’ equity and cash flows of the Borrower as of and for the three (3) months ended March 31, 2019 fairly present, in all material respects, the financial position, results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements for the three (3) month period ended March 31, 2019 referred to in clause (ii) above.

(b) Since December 31, 2018, there has been no event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each Loan Party has good title to, or valid leasehold interests in, all its property material to its business, except for Liens permitted hereunder and minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each Loan Party owns, or is licensed to use, all patents, trademarks, copyrights, licenses, technology, software, domain names and other intellectual property that is material to its business and the use thereof by the Borrower or any Subsidiary does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no claims, actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Borrower or any other Restricted Subsidiary, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any, or is subject to any pending or, to the Knowledge of the Borrower, threatened Environmental Claim, (iv) has Knowledge of any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary or (v) has Knowledge of any basis for any Environmental Liability related in any way to the Borrower or any Restricted Subsidiary.

SECTION 3.07 Compliance with Laws and Agreements.

(a) The Borrower and each Restricted Subsidiary is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws governing its business and the requirements of any permits issued under such Environmental Laws with respect to the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Without limiting the foregoing, none of the Borrower or any of its Subsidiaries is (i) in material violation of any Anti-Terrorism Law or (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(c) None of the Borrower or any of its Subsidiaries nor, to the Knowledge of the Borrower, any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of any applicable Anti-Corruption Law; and the Borrower and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote continued compliance therewith. Since three years prior to the Closing Date, there has been no action taken by the Borrower or any of its Subsidiaries or, to the Knowledge of the Borrower, any officer, director, or employee, or any agent or representative, of the Borrower or any of its Subsidiaries, in each case, acting on behalf of the Borrower or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law. None of the Borrower or any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws or received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d) None of the Borrower or any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity (a “Sanctioned Person”) that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury or the Government of Canada (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions (currently the Crimean region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria). Since three (3) years prior to the Closing Date, none of the Borrower or any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of comprehensive Sanctions.

(e) The Borrower and each Restricted Subsidiary is in compliance with all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Government Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including in the capacity of withholding agent), except (a) Taxes not overdue by more than 30 days or if more than 30 days overdue, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA; Labor Matters.

(a) No ERISA Events have occurred or are reasonably expected to occur that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) did not, as of the date or dates of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Restricted Subsidiary pending or, to their Knowledge, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Laws relating to such matters, except for non-compliance which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower or any Restricted Subsidiary, or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been timely paid or accrued as liabilities (to the extent required in accordance with GAAP) on the books of the Borrower or such Restricted Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any Restricted Subsidiary is bound.

SECTION 3.11 Subsidiaries and Joint Ventures; Ownership by Permitted Holder; Disqualified Equity Interests. All Equity Interests of PHI are owned by the Borrower and the Borrower has no Subsidiaries other than PHI and its Subsidiaries. Schedule 3.11 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Equity Interests owned by the Borrower or any Subsidiary in, (a) each Subsidiary and (b) each joint venture in which the Borrower or any Subsidiary owns any Equity Interests. The Equity Interests in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 3.11, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in any Subsidiary.

SECTION 3.12 Insurance. Schedule 3.12 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Closing Date. The Borrower and each Subsidiary is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged. As of the Closing Date, such insurance is in full force and effect and the Borrower has no reason to believe that it or any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

SECTION 3.13 Solvency. Immediately after the making of the Loans on the Closing Date, the application of the proceeds thereof and the consummation of the Transactions, (a) the fair value of the assets of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of each Loan Party will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is conducted at the time of and is proposed to be conducted following the making of such Loan.

SECTION 3.14 Disclosure. No written reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent or any Lender (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and at the time so furnished and, if furnished prior to the Closing Date, as of the Closing Date (it being understood that such forecasts and projections may vary from the actual results and that such variances may be material).

SECTION 3.15 Collateral Matters. The Security Documents are, or will be once duly executed, as applicable, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest subject to applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and to general principles of equity, regardless of whether considered in a proceeding in equity or at law security interest in the collateral described therein. The security interest created under the Security Documents will constitute a first priority perfected security interest in all right, title and interest of the Loan Parties in the collateral described therein, prior and superior to the rights of any other Person, except Liens permitted under Section 6.05. The appropriate office for the filing of financing statements for each of the Borrower and each Guarantor as of the Closing Date is specified on Schedule 3.15.

SECTION 3.16 Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X.

SECTION 3.17 No Defaults. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no Default or Event of Default (or similar term, however defined) has occurred and is continuing hereunder or under (and as defined in) any Material Indebtedness.

SECTION 3.18 Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 5.11.

SECTION 3.19 Information with Respect to Certain Aircraft.

(a) For each Aircraft included as Aircraft Collateral in respect of which a certificate of airworthiness is not delivered to the Administrative Agent on the Closing Date, such Aircraft possesses all required equipment and would be capable of receiving a certificate of airworthiness on such date.

(b) Each Owner listed in the most recent Aircraft Collateral Certificate has full title of each Airframe, Engine and Spare Engine as described therein. Neither any Owner nor any Disclosed Sublessee has granted to any person other than the Collateral Agent an International Interest, national interest, Prospective International Interest, Lien, de-registration power of attorney or a de-registration and export request authorization with respect to any Aircraft, Airframe, Engine or Spare Engine included as Aircraft Collateral other than any Permitted Aircraft Liens.

(c) Each Aircraft included as Aircraft Collateral is operated by a duly authorized and certificated air carrier in good standing under applicable law, who has complied with and satisfied all of the requirements of and is in good standing with the applicable Aviation Authority, so as to enable compliance with this Loan Agreement, and to otherwise lawfully operate, possess, use and maintain the applicable Aircraft in accordance with the Loan Documents.

SECTION 3.20 Disclosed Subleases.

(a) Schedule 3.20 sets forth, as of the Closing Date, all Disclosed Subleases.

(b) As of the Closing Date, to the Knowledge (in management’s reasonable judgment after due inquiry) of the Loan Parties, there is no pending or threatened termination of any Disclosed Sublease or adverse amendment or modification to (i) any Disclosed Sublease or (ii) the nature or economics of the commercial relationship between the Borrower and any counterparty to a Disclosed Sublease.

(c) Each Disclosed Sublessee is in possession and control of the Aircraft which it has leased pursuant to the relevant Disclosed Sublease.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a) The United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) shall have entered a final and non-appealable order (the “Confirmation Order”) confirming a plan under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”). The Confirmation Order shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and shall be final and in full force and effect. The Plan of Reorganization shall be consistent with the Third Amended Joint Plan of Reorganization dated as of June 18, 2019 and that certain Settlement Plan Term Sheet filed with the Bankruptcy Court on June 6, 2019 under Docket No. 624 without giving effect to any waiver, amendment, supplement or other modification in respect thereof that is materially adverse to the rights and interests of any or all of the Lead Arranger, the Administrative Agent, the Collateral Agent, the Lenders (taken as a whole) and their respective Affiliates (as determined in good faith by the Lead Arranger) and all conditions precedent to the effectiveness of the Plan of Reorganization, other than the funding of the Loans under this Agreement and the application of the proceeds therefrom, shall have been or concurrently will be satisfied, and the effective date of the Plan of Reorganization shall have occurred.

(b) That certain Settlement Plan Term Sheet filed with the Bankruptcy Court on June 6, 2019 under Docket No. 624 shall not have been amended, supplemented or otherwise modified in any respects materially adverse to the Lead Arranger, the Administrative Agent, the Collateral Agent, the Lenders (taken as a whole) and their respective Affiliates (as determined in good faith by the Lead Arranger).

(c) The Administrative Agent and the Lead Arranger shall have received from each party hereto an executed counterpart of this Agreement signed on behalf of such party.

(d) The Administrative Agent shall have received (i) original promissory notes in the number requested pursuant to Section 2.08(c) and (ii) a duly executed and completed Aircraft Collateral Certificate, in substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and the Lead Arranger shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) DLA Piper LLP, counsel for the Borrower and the Guarantors, (ii) McAfee & Taft, Federal Aviation Administration counsel for the Borrower and the Guarantors, (iii) Jones Walker LLP, local Louisiana counsel to the Borrower and the Guarantors, and (iv) local counsel to the Borrower and the Guarantors in each other jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties, in each case in form and substance satisfactory to the Administrative Agent.

(f) The Administrative Agent and the Lead Arranger shall have received such corporate records, documents and certificates as the Administrative Agent may reasonably request (including a recent lien, tax lien, judgment and litigation search in each relevant jurisdiction with respect to the Loan Parties, which search shall have revealed no Liens on the assets of such entity except for Liens permitted by the Loan Documents or Liens to be discharged on or prior to the Closing Date), relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, as are customary for financings of this type.

(g) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(h) (i) The Administrative Agent and the Lead Arranger shall have received all closing payments, fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, payment or reimbursement of all fees and expenses (including fees, charges and disbursements of counsel) required to be paid or reimbursed by any Loan Party under any Loan Document and for which invoices have been delivered to the Borrower prior to the Closing Date and (ii) each Lender shall have received the fees (including any upfront fees and ticking fees) payable to such Lender under Section 2.11.

(i) Except as set forth in Section 5.16, the Administrative Agent and the Lead Arranger shall have received (i) from each applicable Loan Party, an executed counterpart of each Security Document and (ii) satisfactory evidence that the Collateral Agent, on behalf of the Secured Parties, has a valid and perfected first priority Lien and security interest in the Collateral.

(j) If applicable, the Borrower shall be in compliance with all requirements to file reports under the Exchange Act.

(k) Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, the Existing Debt Refinancing shall have occurred. The Borrower and its Restricted Subsidiaries shall have no Indebtedness other than (a) the Obligations; (b) to the extent undrawn and in effect on the Closing Date, the ABL Facility; and (c) other Indebtedness permitted pursuant to Section 6.01.

(l) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer of the Borrower certifying (i) as to the matters set forth in Section 3.13 and (ii) that after the making of the Loans on the Closing Date, the application of the proceeds thereof and the consummation of the Transactions, the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date exceeds $75,000,000.

(m) (i) The Administrative Agent and the Lead Arranger shall have received all documentation at least five (5) Business Days prior to the Closing Date and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or the Lead Arranger in writing at least five (5) Business Days prior to the Closing Date and that the Administrative Agent and the Lead Arranger reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has so requested at least five (5) Business Days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least five (5) Business Days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

(n) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(o) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(p) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.08 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(q) Since December 31, 2018, there has been no change that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.02 Incremental Loan Commitment. The obligations of any Incremental Term Lenders to make Incremental Loans pursuant to Section 2.04 shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date.

(c) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(d) The Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) customary legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the occurrence of the Termination Date, each Loan Party covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) (i) Within 60 days after the end thereof, the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the current fiscal year to the end of such fiscal quarter together with a copy of management’s discussion and analysis with respect to such financial statements and (ii) within 120 days after the end of each fiscal year ending after the Closing Date (A) the consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such fiscal year together with a copy of management’s discussion and analysis with respect to such financial statements and (B) a report on the annual financial statements by the Borrower’s certified independent accountants (which report shall be unqualified as to “going concern” and scope of audit (except for any “going concern” qualification, exception or explanatory paragraph pertaining to impending maturities of any Indebtedness occurring prior to the expiry of the first full four fiscal quarter period following such audit)); provided, however, that the Borrower will not be required to furnish such information to the Administrative Agent or the Lenders if such information is electronically filed with the SEC and is electronically available to the public.

(b) concurrently with each delivery of financial statements under clause (a) above, (x) a completed Compliance Certificate signed by a Financial Officer of the Borrower, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the consolidated balance sheet of the Borrower most recently theretofore delivered under clause (a) above (or, prior to the first such delivery, referred to in Section 3.04) and, if any such change has occurred, specifying (if known and quantifiable) the effect of such change on the financial statements (including those for the prior periods) accompanying such certificate and (y) a report with the Value of the Aircraft Collateral;

(c) concurrently with each delivery of annual financial statements under clause (a) above, a completed updated Aircraft Collateral Certificate;

(d) a conference call each fiscal quarter, beginning with the first full fiscal quarter ending after the Closing Date, for Lenders to discuss such financial information no later than ten Business Days after the distribution of such information required by clause (a) above, and prior to the date of each such conference call, the Borrower will announce the time and date of such conference call and either include all information necessary to access the call in such announcement or inform the Lenders of the applicable password or other login information (if applicable);

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(f) (i) promptly upon the delivery or receipt thereof (and in any event not later than five Business Days after such delivery or receipt or such later date as agreed to by the Administrative Agent), copies of any notice of any default or event of default under any Material Indebtedness and (ii) promptly upon the execution thereof (and in any event not later than five Business Days after the date of execution), copies of any amendment, restatement, supplement or other modification to any ABL Facility Documentation; and

(g) promptly after any written request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any other Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice promptly upon a Responsible Officer of the Borrower having Knowledge of any of the following:

(a) the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Restricted Subsidiary, or any adverse development in any such pending action, suit or proceeding not previously disclosed in writing by the Borrower to the Administrative Agent, that in any manner questions the validity of any Loan Document;

(c) the occurrence of any ERISA Event that, alone or together with any other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d) any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect;

(e) the occurrence of a termination of, or the receipt by the Borrower of any notice of the termination of any one or more Material Agreements of any Loan Party.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Executive Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Borrower Information. Promptly following any request therefor, the Borrower will provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 5.04 Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prior written notice of any change in (i) the legal name of any Loan Party, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of any Loan Party (including as a result of any merger, amalgamation or consolidation) or (iii) the location of the chief executive office of any Loan Party and take all actions, including the filing of UCC amendments required under applicable law or requested by the Administrative Agent to continue perfection of the collateral agent’s security interest in the Collateral at all times following such change.

SECTION 5.05 Existence; Conduct of Business.

(a) The Borrower and each Restricted Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any transactions permitted under Sections 6.04, 6.06 or 6.13. The Borrower and each Restricted Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect all its material rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any transaction permitted under Sections 6.04, 6.06 or 6.13.

(b) The Borrower and each Restricted Subsidiary will take all reasonable actions to maintain all material patents, trademarks, copyrights, licenses, technology, software, domain names and other material intellectual property necessary to the conduct of its business as currently conducted.

SECTION 5.06 Payment of Taxes. The Borrower and each Restricted Subsidiary will pay its Tax liabilities, before the same shall become more than 30 days overdue or, if more than 30 days overdue, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Maintenance of Properties. The Borrower and each Restricted Subsidiary will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, and casualty and condemnation excepted. The Borrower and the Guarantors will maintain the Collateral that is necessary to the normal operation of its business in good working order and condition, other than where failure to so maintain could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of the Guarantors that own any Collateral, to (i) at all times maintain, preserve and protect all property used in the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business), in each case, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (ii) from time to time make, or cause to be made, all necessary and proper repairs, renewals, additions, and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) keep its insurable property insured at all times by financially sound and reputable insurers.

SECTION 5.08 Insurance.

(a) The Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks that is consistent with the insurance coverage of the Borrower and its Subsidiaries as of the Closing Date, taken as a whole, and as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will furnish to the Administrative Agent (for posting to the Lenders), upon its reasonable request, information in reasonable detail as to the insurance so maintained.

(b) The Borrower will cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be cancelled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which any Mortgaged Properties are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert-Waters Flood Reform Act of 2012, and any regulations promulgated thereunder, as each may be amended from time to time.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than that which is customary for companies in the same or similar businesses operating in the same or similar locations, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower and each Restricted Subsidiary will keep proper books of record and account in which full, true and correct entries in accordance with GAAP are made of all dealings and transactions in relation to its business and activities. The Borrower and each Restricted Subsidiary will permit the Administrative Agent, and any agent designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, (a) to visit and inspect its properties, (b) to examine and make extracts from its books and records and (c) to discuss its operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition with its officers and independent accountants; provided that unless an Event of Default shall have occurred and be continuing, (i) no more than two such visits and inspections may be made during any calendar year, (ii) each such visit and inspection shall be made upon at least three (3) Business Days’ prior notice to the Borrower or the applicable Restricted Subsidiary and shall not unreasonably interfere with the conduct of the business of the Borrower or the applicable Restricted Subsidiary, and (iii) regardless of the existence of an Event of Default, the Borrower shall have the opportunity to be present at any meeting with its independent accountants.

SECTION 5.10 Compliance with Laws. The Borrower and each Restricted Subsidiary will comply with all Laws, including all orders of any Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with Anti-Corruption Laws (including, without limitation, the FCPA) and any other applicable anti-corruption laws and applicable Sanctions.

SECTION 5.11 Use of Proceeds. The proceeds of the Loans will be used by the Borrower (a) on the Closing Date solely for (i) the payment of fees and expenses payable in connection with the Transactions (including making required payments under the Plan of Reorganization) and (ii) the Existing Debt Refinancing, and (b) for general corporate purposes. The Borrower will not, directly or, to its Knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Sanctioned Person, or in any country or territory, to the extent that such funding would violate Sanctions, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 5.12 Employee Benefits. The Borrower and each ERISA Affiliate will comply in all material respects with the applicable provisions of ERISA and the related sections of the Code.

SECTION 5.13 Additional Guarantors. If, after the Closing Date, (a) the Borrower or any Restricted Subsidiary shall acquire or create another Restricted Subsidiary (other than in any case an Excluded Subsidiary) or (b) any Unrestricted Subsidiary that is not an Excluded Subsidiary is redesignated a Restricted Subsidiary, then, in each such case, the Borrower shall cause such Restricted Subsidiary to:

(i) execute and deliver to the Administrative Agent within 45 days (a) a joinder agreement substantially in the form included in Exhibit C hereto pursuant to which such Restricted Subsidiary shall unconditionally Guarantee the Obligations and become a party to this Agreement and (b) if such Subsidiary owns any Material Real Property or other assets of the type that constitute Collateral, joinders to the Security Documents or additional Security Documents and take all actions required thereunder to grant a perfected Lien to the Collateral Agent on all Collateral of such Restricted Subsidiary; and

(ii) deliver to the Administrative Agent one or more Opinions of Counsel that such joinders and such Security Documents (a) have been duly authorized, executed and delivered by such Restricted Subsidiary and (b) constitute valid and legally binding obligations of such Restricted Subsidiary in accordance with its terms.

The Borrower will not permit any Subsidiary to be an obligor under the ABL Facility unless such Subsidiary shall also be a Guarantor.

SECTION 5.14 After-Acquired Property.

(a) Upon the acquisition by the Borrower or any Guarantor after the Closing Date of any after-acquired Aircraft that, in any such case, form part of the Aircraft Collateral, the Borrower or such Guarantor shall execute and deliver, within 30 days of such acquisition an updated Aircraft Collateral Certificate together with any other information, documentation, financing statements or other certificates and Opinions of Counsel as may be necessary to vest in the Collateral Agent a perfected security interest, subject only to Permitted Collateral Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Agreement relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. No filings with the FAA or any other Aircraft Collateral Covered Jurisdiction with respect to the security interest in any leased Aircraft leased to the Borrower or any Guarantor by third parties will be required to be made and such security interest will not be required to be registered on the International Registry.

(b) Upon the acquisition by the Borrower or any Guarantor after the Closing Date of any Equity Interests, to the extent such Equity Interests are not Excluded Equity Interests and are not subject to a valid and perfected security interest in favor of the Collateral Agent pursuant to the Security Documents, such Loan Party shall promptly, and in any event, within five Business Days (or such longer period as the Collateral Agent may agree) deliver such security documents and take such other actions as the Collateral Agent may reasonably request to vest in the Collateral Agent a valid and perfected security interest in such Equity Interests.

(c) Upon the acquisition by the Borrower or any Guarantor after the Closing Date of any after-acquired Material Real Property, the Borrower or such Guarantor shall promptly give notice thereof to the Collateral Agent and, within 90 days of such acquisition (or such longer period as the Collateral Agent may agree in its reasonable discretion), cause such Material Real Property to be subjected to a Lien and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect or record such Lien, including providing each of the following:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien (subject to Permitted Liens) on the property and/or rights described therein in favor of the Collateral Agent, for the benefit of the Secured Parties, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) a title insurance policy for such property or the equivalent or other form (if applicable) available in each applicable jurisdiction in form and substance, with endorsements and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance, in each case as the Collateral Agent may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states or provinces in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent;

(iv) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, and (z) if any improved Material Real Property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (1) covers such improved Material Real Property, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such Material Real Property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Laws, whichever is less, and (3) is otherwise on terms reasonably satisfactory to the Administrative Agent;

(v) together with all environmental assessments, real property surveys and supplemental casualty insurance reasonably requested by the Administrative Agent or the Collateral Agent, in each case, to the extent available and in the possession of the Borrower; provided, however, that there shall be no obligation to deliver to the Administrative Agent any such environmental assessment, real property survey or supplemental casualty insurance whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Restricted Subsidiaries; and

(vi) such other evidence that all other actions that the Administrative Agent and the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 5.15 Aircraft Collateral Leases. In the event that any Aircraft Collateral is leased to any Subsidiary of the Borrower, the Borrower and the Guarantors covenant on behalf of themselves and their Subsidiaries, that if requested by the Collateral Agent in connection with a foreclosure on or other sale or transfer of any such Aircraft Collateral in connection with an exercise of remedies they will cancel such lease so the applicable Aircraft Collateral may be transferred free and clear of such lease, so long as such cancellation is permitted by all applicable laws and would not result in other Aircraft Collateral being deregistered from the relevant Aircraft Collateral Covered Jurisdiction.

SECTION 5.16 Certain Post-Closing Collateral Obligations. The Borrower and the Guarantors shall comply with the provisions set forth in Schedule 5.16 within the time periods specified on Schedule 5.16.

SECTION 5.17 Further Assurances. The Borrower and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, from time to time, the Borrower will reasonably promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral perfected to the extent required by the Security Documents. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5.18 Designation of Unrestricted Subsidiaries. The Borrower may designate any Subsidiary of the Borrower (other than PHI or any member of the HNZ Group) acquired, formed or otherwise created after the Closing Date as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(a) such designation is made within five (5) Business Days of such acquisition, formation or other creation;

(b) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(c) the Borrower would be permitted to make, at the time of such Designation, an Investment pursuant to Section 6.03 in an amount (the “Designation Amount”) equal to the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be Designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(a) has no Indebtedness other than Non Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are reasonably similar to, or more materially favorable to the Borrower or the Restricted Subsidiary (taken as a whole) than, those that might be obtained at the time from Persons who are not Affiliates;

(c) is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiary, except for any Guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the Equity Interests of such Unrestricted Subsidiary, which Guarantee is not recourse to the Borrower or any Restricted Subsidiary, and except to the extent the amount thereof constitutes a Restricted Payment permitted pursuant to Section 6.02 of this Agreement.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under Section 6.01 or the Lien is not permitted under Section 6.05 the Borrower shall be in default of the applicable covenant.

The Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(b) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Borrower, delivered to the Administrative Agent certifying compliance with the foregoing provisions.

SECTION 5.19 Pledged Equity Interests. On the Closing Date and at each time thereafter that any Restricted Subsidiary of the Borrower is created or acquired or any Unrestricted Subsidiary becomes a Restricted Subsidiary, the Borrower and the other Loan Parties (as applicable) shall execute and deliver to the Collateral Agent for the benefit of the Secured Parties, documents necessary, together with all certificates (or other evidence acceptable to Collateral Agent), if any, evidencing the issued and outstanding

Equity Interests of each such Restricted Subsidiary (other than any Excluded Equity Interests) of every class owned by such Loan Party (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as the Collateral Agent shall deem necessary or appropriate to grant, evidence and perfect a security interest in the issued and outstanding Equity Interests owned by the Borrower or any other Loan Party in each Restricted Subsidiary (other than any Excluded Equity Interests) prior and superior in right to any other Person.

ARTICLE VI

NEGATIVE COVENANTS

Until the occurrence of the Termination Date, each Loan Party covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness except the following (each of the following, “Permitted Indebtedness”):

(a) Indebtedness of the Borrower and any Guarantor under the ABL Facility (including reimbursement obligations with regard to letters of credit) incurred pursuant to this clause (a) in an aggregate principal amount at any time outstanding not to exceed $50,000,000;

(b) Indebtedness of the Borrower and any Guarantor incurred under this Agreement and the other Loan Documents (including Indebtedness incurred pursuant to Section 2.04 and Section 2.19 hereof);

(c) Indebtedness of the Borrower and the Restricted Subsidiaries listed on Schedule 6.01 to the extent outstanding on the Closing Date (other than Indebtedness referred to in clauses (a) and (b) above);

(d) Indebtedness in respect of Hedge Contracts, including, without limitation, Permitted Commodity Hedge Agreements and Permitted Interest Rate Hedge Agreements; provided that such Hedge Contracts are designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or other commodity pricing risks incurred in the ordinary course of business and not for the purpose of speculation;

(e) Indebtedness of the Borrower owed to a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary; provided, that (i) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Borrower or a Restricted Subsidiary, the Borrower or such Restricted Subsidiary, as applicable, shall be deemed to have incurred Indebtedness not permitted by this clause (e) and (ii) with respect to Foreign Subsidiaries, all such Indebtedness is (A) evidenced by a master intercompany note, in form and substance reasonably satisfactory to Agent (the “Intercompany Note”), and, if owed to a Loan Party, shall be subject to a first priority perfected Lien in favor of Administrative Agent pursuant to the Loan Documents, and (B) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note;

(f) Indebtedness in respect of bid, letters of credit, performance or surety bonds issued for the account of the Borrower or any Restricted Subsidiary in the ordinary course of business, including Guarantees or obligations of the Borrower or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(g) Purchase Money Indebtedness incurred by the Borrower or any Restricted Subsidiary (other than the HNZ Group), and Refinancing Indebtedness thereof, in an aggregate amount not to exceed at any time outstanding the greater of (a) $20,000,000 and (b) 5% of the aggregate net book value of the Aircraft owned by the Borrower and the Restricted Subsidiaries;

(h) Cash Management Obligations and other Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business or (ii) in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts; provided, that such Indebtedness is extinguished within five Business Days of incurrence;

(i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j) Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clause (c) above or this clause (j);

(k) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not to exceed $15,000,000 as long as (i) no Loan Parties (A) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable (as a guarantor or otherwise) for such Indebtedness; (ii) the incurrence of which will not result in any recourse against any of the assets of any Loan Party and (iii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any Loan Party to declare pursuant to the express terms governing such Indebtedness a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(l) Indebtedness issued to insurance companies, or their affiliates, to finance insurance premiums payable to such insurance companies in connection with insurance policies purchased by a Loan Party in the ordinary course of business;

(m) Junior Indebtedness to the extent that, at the time such Indebtedness is incurred, the Consolidated Net Total Leverage Ratio determined on a pro forma basis giving effect to such incurrence and the application of the proceeds thereof, would not exceed 3.50 to 1.0;

(n) Indebtedness of the Borrower or any Restricted Subsidiary (other than the HNZ Group) in an aggregate amount not to exceed $25,000,000 in aggregate principal amount at any time outstanding;

(o) (i) Indebtedness (in the form of (x) one or more series of notes which may be unsecured or secured on a junior Lien basis with the Loans or (y) one or more series of loans which may be unsecured or secured on a junior Lien basis with respect to the Loans) incurred by the Borrower at any time in an aggregate principal amount not exceeding the sum of (1) the Incremental Amount available at such time plus (2) any amounts so long as immediately after giving effect to the establishment of such Indebtedness utilizing this clause (2) and the use of proceeds of the Indebtedness thereunder, the pro forma Consolidated Net Total Leverage Ratio is not greater than 2.00 to 1.00; provided that (A) for purposes of the foregoing clause (2), the Net Proceeds of such Indebtedness shall not be netted for purposes of such calculation of the Consolidated Net Total Leverage Ratio, (B) amounts may be established or incurred utilizing clause (2) above prior to utilizing clause (1) above (it being understood that any portion of any Indebtedness incurred in reliance on clause (1) may be reclassified, as the Borrower may elect from time to time, as incurred under clause (2) if the Borrower meets the applicable leverage ratio under clause (2) at such time on a pro forma basis, (C) such Indebtedness shall not mature or have any scheduled amortization and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date at the time such Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default), (D) as of the date of the incurrence of such Indebtedness, the weighted average life to maturity of such Indebtedness shall not be shorter than that of the Loans, (E) no Restricted Subsidiary is a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Guarantor, (F) if secured, such Indebtedness shall not be secured by any Liens on any property or assets that are not part of the Collateral, (G) if secured or subordinated to the Obligations, such Indebtedness shall be subject to an intercreditor or subordination agreement (as applicable) in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, (H) all other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or not materially more favorable, taken as a whole, (as reasonably determined by the Borrower) to the lenders or holders providing such Incremental Equivalent Debt than, the terms applicable to the existing Loans unless such more favorable terms are also added to the Loan Documents for the benefit of the Lenders (except for covenants or other provisions applicable only to periods after the Maturity Date, it being understood that to the extent that any financial maintenance covenant is added for the benefit of any Incremental Equivalent Debt, no consent from the Administrative Agent or any Lender shall be required to the extent that such covenant shall also apply for the benefit of the Loans), except, in the case of Incremental Equivalent Debt in the form of notes, such terms and conditions reflect market terms and conditions at the time of such incurrence or issuance (as reasonably determined by the Borrower), (I) if secured on a pari passu basis with the Loans, if the initial yield on such Indebtedness (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Indebtedness and (y) if such Indebtedness is incurred at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for providing such Indebtedness, the amount of such OID divided by the lesser of (1) the average life to maturity of such Indebtedness and (2) four) exceeds the applicable margin then in effect for Eurocurrency Loans by more than 50 basis points, then the applicable margin then in effect for Loans shall automatically be increased by such excess, effective upon the incurrence of such Indebtedness; provided that, to the extent any portion of the Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Indebtedness, such floor shall only be included in the calculation of the Yield Differential to the extent such floor is greater than the higher of the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time and the “LIBOR floor” applicable to the initial Loans, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Indebtedness prior to any increase in the applicable margin applicable to such Loans then outstanding, (J) immediately prior to and after the incurrence of any Incremental Equivalent Debt, no Default or Event of Default shall have occurred and be continuing, and (K) the proceeds of such Incremental Equivalent Debt shall be used solely for the purposes permitted for Incremental Loans set forth in Section 5.11 (such Indebtedness incurred pursuant to this clause (i) being referred to as “Incremental Equivalent Debt”) and (ii) any Refinancing Indebtedness in respect of such Incremental Equivalent Debt which itself would be permitted pursuant to this Section 6.01;

(p) Attributable Indebtedness in connection with Sale and Leaseback Transactions in an aggregate amount not to exceed $5,000,000;

(q) Guarantees of Indebtedness of a partnership or joint venture (other than an Unrestricted Subsidiary) by the Borrower or any Guarantor provided that (x) such guarantee is unsecured, (y) such guarantee does not exceed the proportion of such Indebtedness that is equal to the Borrower’s or Guarantor’s proportionate equity ownership of such partnership or joint venture and (z) the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $5,000,000 outstanding; and

(r) unsecured Indebtedness of the Borrower or any Restricted Subsidiary (other than the HNZ Group) incurred in connection with credit card agreements in an aggregate amount not to exceed $3,000,000 at any time.

SECTION 6.02 Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment except:

(a) Restricted Payments in aggregate cash amount not exceeding the Available Amount; provided that the Borrower has provided an Officer’s Certificate certifying that (i) the pro forma Liquidity is at least $50,000,000 immediately prior to and after giving effect to such Restricted Payment and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) Restricted Payments in aggregate cash amount not exceeding $5,000,000; provided that the Borrower has provided an Officer’s Certificate certifying that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c) Restricted Payments in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(d) the redemption of any Equity Interests of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;

(e) the redemption of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under Section 6.01 and the other terms of this Agreement;

(f) the redemption of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any of the Borrower’s (or any of its Restricted Subsidiaries’) current or former directors or employees (or their transferees, estates or beneficiaries under their estates) pursuant to any director or employee equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such redeemed Equity Interests may not exceed $2,500,000 in any 12-month period (with unused amounts in any 12-month period being permitted to be carried over into the next 12-month period); provided, further, that the amounts in any 12-month period may be increased by an amount not to exceed (a) the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Borrower’s Equity Interests (other than Disqualified Equity Interests) to any such directors or employees that occurs after the Closing Date to the extent such proceeds have not otherwise been applied to the payment of Restricted Payments plus (b) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date;

(g) the redemption of Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any of the Borrower’s (or any of its Restricted Subsidiaries’) current or former directors or employees in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy the Borrower’s or such Restricted Subsidiary’s tax withholding obligation with respect to such exercise or vesting;

(h) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represent a portion of the exercise price thereof;

(i) in the event of an Asset Sale that requires the Borrower to prepay the Loans pursuant to Section 2.10 hereof, redemption or repayment of Subordinated Indebtedness of the Borrower or any Guarantor with any Net Proceeds of such Asset Sale not required to prepay the Loans or be reinvested pursuant to the provisions of Section 2.10 hereof, in each case, at a redemption or repayment price not greater than 100% of the principal amount (or, if such Subordinated Indebtedness were issued with original issue discount, 100% of the accreted value) of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such redemption or repayment, the Borrower has prepaid the Loans or made a reinvestment, in each case, pursuant to the provisions of Section 2.10 hereof to the extent the Loans are required to be prepaid with such Net Proceeds under such Section; and

(j) Restricted Payments in cash to any direct or indirect parent of the Borrower, the proceeds of which will be used by such entity to pay its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and, in each case, that are solely attributable to the Borrower and its Restricted Subsidiaries; provided that Restricted Payments made pursuant to this clause (j) shall not exceed $1,000,000 in any fiscal year;

provided that in the case of any Restricted Payment pursuant to clause (a), (c), (e), (f), or (i) above, no Default shall have occurred and be continuing or occur as a consequence thereof; provided further, the Borrower and its Restricted Subsidiaries shall be permitted to pay any dividend within 60 days after the date of declaration thereof, to the extent that such dividend would have been permitted under this Section 6.02 on the date of declaration of such payment.

SECTION 6.03 Limitations on Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to remain outstanding any Investments in or to any Person, except:

(a) Investments in aggregate cash amount not exceeding the Available Amount; provided that the Borrower has provided an Officer’s Certificate certifying that (i) the pro forma Liquidity is at least $50,000,000 immediately prior to and after giving effect to such Restricted Payment and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b) Investments by the Borrower or any Restricted Subsidiary in (i) any Guarantor, (ii) any non-Guarantor Restricted Subsidiary not in excess of $35,000,000 at any one time outstanding or (iii) any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Borrower or a Restricted Subsidiary (provided if such Restricted Subsidiary does not become a Guarantor promptly following such merger or consolidation, such Investment shall be limited to the amount specified in clause (ii)); provided that, in each case of clause (ii) and clause (iii), no Default has occurred and is continuing or would result therefrom;

(c) Investments in the Borrower by any Restricted Subsidiary;

(d) loans and advances to directors, employees and officers of the Borrower and the Restricted Subsidiaries for bona fide business purposes and to purchase Equity Interests of the Borrower not in excess of $3,000,000 at any one time outstanding;

(e) Hedge Obligations incurred in compliance with Section 6.01(d) of this Agreement;

(f) Cash Equivalents;

(g) receivables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances;

(h) Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any Plan of Reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(i) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers’ compensation, performance and similar deposits entered into in the ordinary course of business;

(j) Investments made by the Borrower or a Restricted Subsidiary for consideration consisting only of Qualified Equity Interests of the Borrower;

(k) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments;

(l) Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into the Borrower or merged into or consolidated or amalgamated with a Restricted Subsidiary in accordance with Section 6.13 hereof to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(m) Investments in joint ventures in an aggregate amount not to exceed $10,000,000 at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(n) Investments in existence on the Closing Date and listed on Schedule 6.03 and any amendments, renewals or replacements thereof that do not exceed the amount of such Investment; and

(o) other Investments in an aggregate amount not to exceed the greater of $10,000,000; provided that the Borrower has provided an Officer’s Certificate certifying that no Default or Event of Default shall have occurred and be continuing or would result therefrom.

The amount of Investments outstanding at any time pursuant to clause (m) or (o) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (m) or (o) above, by an amount equal to the return of capital with respect to such Investment to the Borrower or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b) upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Borrower’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (m) or (o) above.

SECTION 6.04 Limitations on Dividends and Other Restrictions Affecting Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on or in respect of its Equity Interests;

(2) make loans or advances or pay any Indebtedness or other obligation owed to the Borrower or any other Restricted Subsidiary; or

(3) transfer any of its assets to the Borrower or to any Restricted Subsidiary that owns Equity Interests in such Restricted Subsidiary (pro rata in accordance with such ownership interest);

except for:

(a) encumbrances or restrictions existing under or by reason of applicable law;

(b) encumbrances or restrictions existing under this Agreement, the Security Documents and the Permitted Pari Lien Debt;

(c) non-assignment provisions of any contract, license or any lease entered into in the ordinary course of business;

(d) encumbrances or restrictions existing under agreements existing on the date of this Agreement and listed on Schedule 6.04 (including, without limitation, the ABL Facility and Permitted Pari Lien Debt) as in effect on that date;

(e) restrictions on the transfer of assets subject to any Lien permitted under this Agreement imposed by the holder of such Lien;

(f) any restriction with respect to a Restricted Subsidiary (or any of its assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary (or the assets that are subject to such restriction) pending the closing of such sale or disposition;

(g) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(h) any other agreement governing Indebtedness entered into after the Closing Date that contains encumbrances and restrictions taken as a whole that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Closing Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Closing Date (including this Agreement);

(i) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(j) Purchase Money Indebtedness incurred in compliance with Section 6.01 of this Agreement that impose restrictions of the nature described in clause (c) above on the assets acquired;

(k) encumbrances or restrictions applicable only to an Excluded Subsidiary;

(l) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments or refinancings are, in the good faith judgment of the Borrower’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendments or refinancings; and

(m) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.05 Liens.

(a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien on the Collateral that secures obligations under any Indebtedness except Permitted Collateral Liens.

(b) The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien of any nature whatsoever (other than Permitted Liens) against any non-Collateral assets of the Borrower or any Guarantor (including Equity Interests of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith:

(i) in the case of any Lien securing an obligation that ranks pari passu with the Obligations, effective provision is made to secure the Obligations, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(ii) in the case of any Lien securing an obligation that is subordinated in right of payment to the Obligations, effective provision is made to secure the Obligations, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such obligation is secured by such Lien.

SECTION 6.06 Transactions with Affiliates.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $2,500,000, unless:

(i) such Affiliate Transaction is on terms that are no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm’s-length basis by the Borrower or that Restricted Subsidiary from a Person that is not an Affiliate of the Borrower or that Restricted Subsidiary; and

(ii) the Borrower delivers to the Administrative Agent:

(A) with respect to any Affiliate Transaction involving aggregate value in excess of $10,000,000, an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above and a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Independent Directors approving or ratifying such Affiliate Transaction; and

(B) with respect to any Affiliate Transaction involving aggregate value of $15,000,000 or more, the certificate described in the preceding clause (A) and a written opinion as to the fairness of such Affiliate Transaction to the Borrower or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor.

(b) The foregoing restrictions shall not apply to:

(i) transactions exclusively between or among (A) the Borrower and one or more Restricted Subsidiaries or (B) Restricted Subsidiaries; provided, in each case, that no Affiliate of the Borrower (other than another Restricted Subsidiary) owns Equity Interests of any such Restricted Subsidiary;

(ii) reasonable director, officer and employee compensation (including bonuses) and other benefits or incentives (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(iii) the entering into of a tax sharing agreement by the Borrower and/or one or more Restricted Subsidiaries, on the one hand, and any other Person with which the Borrower or such Restricted Subsidiaries file a consolidated, combined, unitary or similar tax return or with which the Borrower or such Restricted Subsidiaries are part of a consolidated, combined or unitary tax group, on the other hand, and payments pursuant thereto that are permitted by the provisions under Section 6.02 hereof;

(iv) loans and advances permitted by Section 6.03(c);

(v) Restricted Payments and Investments made in accordance with Sections 6.02 and 6.03, respectively;

(vi) any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, Equity Interests in such Person, provided that no other Affiliate of the Borrower (other than a Restricted Subsidiary) owns Equity Interests in such Person; or

(vii) any transaction with an Affiliate where the only consideration paid by the Borrower or any Restricted Subsidiary is Qualified Equity Interests.

SECTION 6.07 Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale except:

(a) Asset Sales (including the Air Medical Segment Sale) subject to the following conditions:

(1) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale;

(2) at least 75% of the total consideration received in such Asset Sale consists of cash or Cash Equivalents;

(3) the Borrower complies with the mandatory prepayment provisions of Section 2.10 with respect to such Asset Sale; and

(4) the Net Proceeds therefrom are deposited directly in a Net Proceeds Account and held on deposit therein until reinvested or applied to repay the Loans in accordance with Section 2.10.

(b) transfers of cash or Cash Equivalents;

(c) transfers of assets (including Equity Interests) that are governed by, and made in accordance with, Section 6.13;

(d) Investments permitted under Section 6.03 and Restricted Payments permitted under Section 6.02;

(e) the creation or realization of any Permitted Lien or a disposition in connection with a Permitted Lien;

(f) transfers of obsolete, damaged or worn out equipment;

(g) any transfer or series of related transfers of assets with a Fair Market Value not in excess of $1,000,000 individually or $15,000,000 in the aggregate for all such transfers;

(h) any transfer of assets acquired substantially contemporaneously with such transfer;

(i) a transfer of assets (i) by the Borrower to a Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), (ii) by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary), and (iii) by a Restricted Subsidiary that is a Foreign Subsidiary to the Borrower or to another Restricted Subsidiary that is a Foreign Subsidiary (other than an Excluded Subsidiary);

(j) an issuance, sale, transfer or other disposition of Equity Interests (i) by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary that is a Domestic Subsidiary (other than an Excluded Subsidiary) or (ii) by a Restricted Subsidiary that is a Foreign Subsidiary to the Borrower or to another Restricted Subsidiary that is a Foreign Subsidiary (other than an Excluded Subsidiary);

(k) the sale for Fair Market Value of accounts receivable that are generated from operations conducted outside the United States by the Borrower or any Restricted Subsidiary or other sales of accounts receivable in connection with the collection or compromise thereof;

(l) leases of Aircraft or other real or personal property in the ordinary course in exchange for rental payments that were fair and adequate on the date of lease or of any such property not presently used or useful in the business of the Borrower and its Restricted Subsidiaries;

(m) casualty event, condemnation or seizure;

(n) the unwinding, termination transfer, liquidation or novation of any Cash Management Obligations or Hedge Contract;

(o) Asset Sales in connection with any Sale and Leaseback Transaction so long as any Attributable Indebtedness is permitted pursuant to Section 6.01(q);

(p) a sale or disposition pursuant to the terms of a Disclosed Existing Sublease; and

(q) Asset Sales in connection with any replacement of any parts or engine in accordance with the terms of the applicable Aircraft Mortgages.

SECTION 6.08 Layering Indebtedness. The Borrower will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Borrower or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Obligations, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Borrower or such Guarantor, as the case may be.

SECTION 6.09 Issuance or Sale of Equity Interests of Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, sell or issue any Equity Interests of any Restricted Subsidiary except:

(a) to the Borrower, a Restricted Subsidiary or the minority Equity Interest holders of any Restricted Subsidiary, on a pro rata basis, at Fair Market Value; and

(b) to the extent such Equity Interests represent directors’ qualifying shares or Equity Interests required by applicable law to be held by a Person other than the Borrower or a Wholly-Owned Restricted Subsidiary. The sale of all the Equity Interests of any Restricted Subsidiary is permitted by this Section 6.09 but is subject to Section 6.07.

SECTION 6.10 Business of Borrower and its Restricted Subsidiaries. The Borrower will not engage in any business activities or have any assets or liabilities other than (a) its ownership of 100% of the Equity Interests of PHI, the other Subsidiaries of the Borrower and liabilities incidental thereto, (b) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (c) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries, (d) its liabilities pursuant to the Loan Documents and the ABL Facility Documentation, (e) making Restricted Payments and Investments to the extent permitted under this Agreement, (f) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (g) any other business activity explicitly set forth in this agreement and (h) activities incidental to the businesses or activities described in clauses (a) through (g) of this paragraph. The Borrower and its Restricted Subsidiaries may not engage at any time in any business or business activity other than the businesses currently conducted by them and business activities reasonably related, complementary or incidental thereto.

SECTION 6.11 Locations of Aircraft Collateral. Other than for legitimate business purposes (as determined in good faith by an Officer of the Borrower) while engaging in a Permitted Business, the Borrower and the Guarantors shall not move Aircraft Collateral to jurisdictions unless (i) the country to which such Aircraft is landing or being shipped is an Aircraft Collateral Covered Jurisdiction or is subject to the Cape Town Convention and (ii) the Agents receive an Opinion of Counsel, reasonably satisfactory to the Agents, that the security interest granted to the Collateral Agent in respect of such Aircraft remains and/or will remain perfected following such landing or shipment.

SECTION 6.12 Amendments to Other Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness (other than the ABL Facility) of the Borrower or its Restricted Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower or any of its Restricted Subsidiaries or the Lenders in any material respect or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

SECTION 6.13 Mergers, Consolidation, Etc. The Borrower will not, and will not permit any Restricted Subsidiary, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of the assets of the Borrower or the Borrower and the Restricted Subsidiaries (taken as a whole) or consummate a Plan of Liquidation unless, provided, that:

(a) any Loan Party (other than the Borrower) may (i) dissolve or liquidate as long as assets thereof are transferred to or become the property of another Guarantor or Borrower and (ii) merge or may be consolidated into any other Guarantor; and

(b) any Restricted Subsidiary that is not a Guarantor may (i) dissolve as long as the assets thereof are transferred to or become the property of a Guarantor or the Borrower or another Restricted Subsidiary that is not a Guarantor and (ii) merge or may be consolidated into any Guarantor or the Borrower or another Restricted Subsidiary that is not a Guarantor; and

(c) the Borrower may merge or may be consolidated into any Guarantor if the Borrower is the surviving entity.

SECTION 6.14 Hedge Contracts. The Borrower shall not, an shall not permit any Restricted Subsidiary to, enter into any Commodity Hedge Agreement other than a Permitted Commodity Hedge Agreement or enter into any Interest Rate Hedge Agreement other than a Permitted Interest Rate Hedge Agreement.

SECTION 6.15 Minimum Liquidity. The Borrower shall not permit Liquidity at any time to be less than $20,000,000.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) failure by the Borrower to pay interest on any of the Loans, or any fee or any other amount (other than amounts described in clause (b) below) payable under this Agreement or any other Loan Document when it becomes due and payable and the continuance of any such failure for 5 Business Days;

(b) failure by the Borrower to pay the principal of or premium, if any, on any of the Loan when it becomes due and payable, whether at stated maturity, upon prepayment, upon acceleration or otherwise;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in any Loan Document or in any report, certificate or financial statement provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been untrue in any material respect on the date made or deemed made or;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02, 5.05 (with respect to the existence of the Borrower), 5.11 or 5.13 or in Article VI or (ii) Section 5.01(a) and such failure under this clause (ii) shall continue unremedied for a period of five Business Days after the occurrence thereof;

(e) failure by any Loan Party to comply with any other agreement or covenant in this Agreement or any other Loan Document and continuance of this failure for 30 days after Knowledge of such failure by the Borrower or notice of the failure has been given to the Borrower by the Administrative Agent or by the Required Lenders;

(f) default under any agreement governing Material Indebtedness or other mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness of the Borrower or any Restricted Subsidiary, whether such Indebtedness now exists or is incurred after the Closing Date, which default: (i) is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, (ii) results, or enables or permits (with or without the giving of notice, the lapse of time or both, but after the expiration of any cure or grace period) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause or require, the acceleration of such Indebtedness or any prepayment, repurchase, redemption or defeasance thereof, in each case, prior to its express final maturity, (iii) results in the commencement of judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the assets securing such Indebtedness, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (i), (ii) or (iii) has occurred and is continuing, aggregates $20,000,000 or more;

(g) one or more judgments or orders that exceed $20,000,000 in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Borrower or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(h) one or more ERISA Events shall have occurred that could individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(i) the Borrower or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or (iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Borrower or any Significant Subsidiary as debtor in an involuntary case, (ii) appoints a Custodian of the Borrower or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Borrower or any Significant Subsidiary, or (iii) orders the liquidation of the Borrower or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

(k) any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except upon the consummation of any transaction permitted under this Agreement as a result of which the Guarantor providing such Guarantee ceases to be a Restricted Subsidiary or upon the termination of such Loan Document in accordance with its terms;

(l) unless all of the Collateral has been released from the Loan Liens in accordance with the provisions of this Agreement and the Security Documents, (i) default by the Borrower or any Guarantor in the performance of their obligations under the Security Documents which materially adversely affects the enforceability, validity, perfection or priority of the Loan Liens on Collateral with a Fair Market Value in excess of $20,000,000, (ii) an express written repudiation or disaffirmation by the Borrower or any Guarantor of any obligations under the Security Documents or (iii) the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Borrower or any Guarantor party thereto for any reason with respect to the Collateral with a Fair Market Value in excess of $20,000,000 and, in the case of any event described in clauses (i) through (iii) of this Section, such default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 30 days after the Borrower receives written notice thereof specifying such occurrence from the Administrative Agent or the Required Lenders and demanding that such default be remedied and, in the case of any event described in clauses (i) through (iii) of this Section, other than to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Security Documents; or

(m) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and declare the Loans then outstanding to be due and payable in whole, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, all premium (including the Applicable Premium) and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (i) or (j) of this Section, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon, all premium (including the Applicable Premium) and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) subject to the provisions of the Security Documents, instruct the Collateral Agent to exercise any remedies under the Security Documents.

SECTION 7.02 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent and the Collateral Agent (including fees and disbursements and other charges of counsel to the Administrative Agent or the Collateral Agent payable under Section 10.03), ratably among them in proportion to the respective amounts described in this clause (a) payable to them;

(b) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and interest on the Loans and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Loan Document Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and any breakage, termination or other payments under Treasury Services Agreements or Secured Loan Document Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the other Secured Parties based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Hedge Obligations of such Loan Party.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment of Agents. Each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) hereby irrevocably appoints the entity named as Collateral Agent in the heading of this Agreement and its successors to serve as collateral agent under the Loan Documents, and authorizes the Collateral Agent to take such actions and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the Laws of any jurisdiction other than the United States of America, each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) hereby grants to the Collateral Agent any required powers of attorney to execute any Security Document governed by the Laws of such jurisdiction on such Lender’s behalf.

SECTION 8.02 Rights and Powers. The Persons serving as the Administrative Agent or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Duties and Obligations. The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that no Agent shall be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. No Agent shall be deemed to have Knowledge of any Default unless and until written notice thereof is given to such Agent by the Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent.

SECTION 8.04 Liability. Each Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). Each Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Sub-Agents. Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

SECTION 8.06 Resignation. Subject to the terms of this paragraph, any Agent may resign at any time from its capacity as such. In connection with such resignation, such resigning Agent shall give notice of its intent to resign to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with (so long as no Default or Event of Default shall have occurred and be continuing) the prior written approval of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with the consent of the Borrower (to the extent required pursuant to the immediately preceding sentence) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Security Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to any Agent shall also directly be given or made to each Lender. Following the effectiveness of an Agent’s resignation from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.07 Non-Reliance. Each Lender acknowledges that it has, independently and without reliance upon, the Lead Arranger, any Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Lead Arranger, any Agent or any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08 Approval and Execution. Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent, the Lead Arranger or the Lenders on the Closing Date.

SECTION 8.09 Collateral. Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparts to Secured Loan Document Hedge Agreements and Treasury Services Agreements) irrevocably agrees that no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, in each case, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Loan Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent and Collateral Agent to execute any and all documents (including any intercreditor agreement governing the relationship between the Secured Parties and the secured parties in respect of any agreement evidencing Credit Agreement Refinancing Indebtedness) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent, the Collateral Agent or their respective sub-agent(s) shall bind the Lenders and the other Secured Parties.

SECTION 8.10 Lead Arranger. The Lead Arranger will not have any duties, responsibilities or liabilities hereunder in its capacity as such.

SECTION 8.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, letters of credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, letters of credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best Knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, (i) unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) if such sub-clause (i) is not true with respect to a Lender and such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender in connection with the Loans, letters of credit or the Commitments (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby.

(d) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IX

GUARANTEE OF THE OBLIGATIONS

SECTION 9.01 Guarantee. Subject to the provisions of this Article IX, each Guarantor, by execution of this Agreement, jointly and severally, unconditionally Guarantees to each Secured Party (i) the due and punctual payment of the principal of, premium, if any, and interest on each Loan, when and as the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal of, premium, if any, and interest on the Loans, to the extent lawful, and the due and punctual payment of all other Obligations and due and punctual performance of all obligations of the Borrower to the Secured Parties all in accordance with the terms of such this Agreement and the Security Documents (to the extent a party thereto) and (ii) in the case of any extension of time of payment or renewal of any Loans or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at stated maturity, by acceleration or otherwise.

SECTION 9.02 [Reserved].

SECTION 9.03 Limitation of Guarantee. The obligations of each Guarantor under its Loan Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees of Indebtedness of the Borrower under the Credit Facilities permitted under Section 6.01 of this Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Loan Guarantee or pursuant to its contribution obligations under this Agreement, result in the obligations of such Guarantor under its Loan Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state, or foreign Law. Each Guarantor that makes a payment for distribution under its Loan Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on adjusted net assets of each Guarantor.

SECTION 9.04 Release of Guarantor. In the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Equity Interests of any Guarantor then held by the Borrower and the Restricted Subsidiaries, except in any case to the Borrower or any Restricted Subsidiary, then that Guarantor will be automatically released and relieved of any obligations under its Loan Guarantee and any Lien on or security interest in any assets of such Guarantor will be automatically released; provided that such sale or other disposition complies with Section 6.07 or Section 6.13 of this Agreement. Any Guarantor that ceases to be a Subsidiary in accordance with the provisions of this Agreement, will be automatically released from its Loan Guarantee and any Lien on or security interest in any assets of such Restricted Subsidiary will be automatically released when it first ceases to be a Subsidiary.

The Administrative Agent shall deliver an appropriate instrument provided to it evidencing the release of a Guarantor upon receipt of a request of the Borrower accompanied by an Officer’s Certificate certifying as to the compliance with this Section 9.04. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, will remain or be liable under its Loan Guarantee as provided in this Article IX.

The Administrative Agent shall execute any documents reasonably requested by the Borrower or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Loan Guarantee under this Article IX.

SECTION 9.05 Waiver of Subrogation. Until such time as the Obligations guaranteed hereof have been satisfied in full, each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Borrower that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Loan Guarantee and this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Secured Party against the Borrower, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Obligations shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Secured Parties, and shall forthwith be paid to the Administrative Agent for the benefit of such Secured Parties to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this Section 9.05 is knowingly made in contemplation of such benefits.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)	if to the Borrower or any other Loan Party, to such Loan Party at:

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

Attention: Trudy P. McConnaughhay, Chief Financial Officer

(ii)	if to the Administrative Agent or the Collateral Agent:

(A)	with respect to collateral management matters, to it at:

Eleven Madison Avenue

8th Floor, New York, NY 10010

Attention of: Loan Operations – Boutique Management

Fax No. (212) 325-8315

Email: list.ops-collateral@credit-suisse.com

(B)	with respect to all other notices, to it at:

Eleven Madison Avenue

New York, NY 10010

Attention of: Agency Manager

Fax No. (212) 322-2291

Email: agency.loanops@credit-suisse.com

and

(iii) if to any other Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); and notices delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Borrower may be delivered or furnished by electronic communications pursuant to procedures approved by the recipient thereof prior thereto; provided that approval of such procedures may be limited or rescinded by any such Person by notice to each other such Person.

(c) Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public

Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of this Agreement, and (3) all financial statements and accompanying information and certificates delivered pursuant to Section 5.01(a) through (c).

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or Knowledge of such Default at the time.

(b) Except as provided in the Security Documents and in clauses (c) and (d) below, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and (other than in the case of clause (i) below) the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (ii) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent, the waiver of any Default or Event of Default, mandatory prepayments or other mandatory reduction of Commitments shall not constitute an extension or increase of any Commitment of any Lender), (B) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than as a result of any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.12(c)) without the written consent of each Lender affected thereby, (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Loan under Section 2.09, or any date for the payment of any interest payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (D) amend this Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (E) change the order of payments in Section 7.02, without the written consent of each Lender affected thereby, (F) change any of the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that, with the consent of the Required Lenders, the provisions of this Section, the definition of the term “Required Lenders” or such other provision may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders, (G) release the Borrower or any Guarantor from its Loan Guarantee (except as expressly provided in Section 9.04), or limit its material liabilities in respect of such Loan Guarantee, without the written consent of each Lender (other than a Defaulting Lender), (H) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender, and except as expressly provided in Section 6.07, Section 10.14 or the applicable Security Document (including any such release by the Collateral Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents) or (I) except as permitted by Section 6.01 and Section 6.05, subordinate the liens or other rights of the Lenders in respect of the Collateral or subordinate the rights of the Lenders in respect of payment of the Obligations, without the written consent of each Lender (other than a Defaulting Lender); provided further that (1) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or Collateral Agent, as applicable (it being understood that any forbearance or similar agreement which limits the ability of any Agent to take actions upon the occurrence and during the continuance of an Event of Default shall be effective without the consent of such Agent), and (2) any amendment, waiver or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular class (but not the Lenders of any other class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected class of Lenders that would be required to consent thereto under this Section if such class of Lenders were the only class of Lenders hereunder at the time.

(c) Notwithstanding Section 10.02(b) or the proviso thereto, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification.

(d) The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section 10.02 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender or other party hereto.

(e) Notwithstanding Section 10.02(b) or the proviso thereto, this Agreement (including this Section 10.02 and Section 2.17) may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Borrower (x) (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Loans and Commitments and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions and provisions related to such new credit facilities or (y) to permit refinancing of all or a portion of the Loans and Commitments hereunder with other Indebtedness.

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(g) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 10.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.10), payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b).

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Lead Arranger and their Affiliates, but limited, in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one counsel for the Agents, and one counsel for the Lead Arranger and their Affiliates, taken as a whole, and, if necessary, one local counsel in any material jurisdiction for the Agents, and one local counsel for the Lead Arranger and their Affiliates, taken as a whole, plus, one additional counsel for each of the parties taken as a whole who are similarly situated as necessary to the extent of any conflicts of interest, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, including the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents and the Lead Arranger, but limited, in the case of legal fees and expenses, to the fees, charges and disbursements of one counsel for the Agents, and one counsel for the Lead Arranger and Lenders, taken as a whole, and, if necessary, one local counsel in any material jurisdiction for the Agents, and one local counsel for the Lead Arranger and their Affiliates, taken as a whole, plus, one additional counsel for each of the parties taken as a whole who are similarly situated as necessary to the extent of any conflicts of interest, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify each Agent (and any sub-agent thereof), the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, but limited, in the case of legal fees and expenses, to the fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if necessary, one local counsel in any material jurisdiction, plus, one additional counsel for each of the parties taken as a whole who are similarly situated as necessary to the extent of any conflicts of interest, arising out of, in connection with, or as a result of (i) the structuring, arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Subsidiary, or any Environmental Liability related in any way to the Borrower or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or in connection with any disputes solely among Indemnitees and not arising out of any act or omission of the Borrower or any of its Affiliates (other than any disputes against any Agent or Lead Arranger in its capacity as such). This paragraph shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, penalties, liabilities or expenses arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by them under clause (a) or (b) of this Section to any Agent (or any sub-agent thereof), the Lead Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), the Lead Arranger or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or such sub-agent) in its capacity as such, the Lead Arranger in its capacity as such or against any Related Party acting for an Agent (or any such sub-agent) or the Lead Arranger, as applicable, in connection with such capacity. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, nor permit any of its Affiliates or Related Parties to assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than those arising from the gross negligence or willful misconduct of any Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment, or (ii) without limiting Section 10.03(b), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within 30 days after receipt of a reasonably detailed invoice therefor.

SECTION 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender in violation of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and (2) if an Event of Default has occurred and is continuing, for any other assignment; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Each assignment shall be subject to the following additional conditions:

(A) except in the case of (1) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee (x) shall not be payable in connection with assignments pursuant to Section 10.04(e) and (y) may be waived or reduced in the sole discretion of the Administrative Agent), provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments (i) from any Lender or its Approved Funds to one or more other Approved Funds of such Lender or (ii) from any Lender or its Affiliates to any other Person; and

(D) other than in the case of assignments pursuant to Section 10.04(e), the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including federal, state and foreign securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits and subject to the obligations of Sections 2.14, 2.15, 2.16, 10.03 and 10.12).

(iv) The Administrative Agent shall maintain at one of its offices, as an agent of the Borrower, a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.02) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.02, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans at such time.

(v) Upon receipt by the Administrative Agent of an Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and shall give prompt notice thereof to the Borrower; provided, that the failure of the Administrative Agent to give any such notice shall not result in any liability to the Administrative Agent; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto (other than the lack of the Borrower’s consent thereto in the case of an assignment of less than $1,000,000). Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided further that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that directly affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) which documentation shall be provided to such Participant’s participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section); provided further that such Participant (x) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under clause (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs are the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided further that such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Loans or other rights and obligations of such Lender under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything in this Agreement to the contrary, Loans may be assigned by any Lender to an Affiliated Lender; provided that: (i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption with such customary modifications to reflect the nature of the transaction as the Administrative Agent shall reasonably require; (ii) each such Affiliated Lender agrees it may not challenge the attorney-client privilege of the Lenders or the Administrative Agent on the basis of any such Affiliated Lender’s status as a Lender; (iii) each Affiliated Lender shall either (1) represent and warrant to the assigning Lender (other than any other Affiliated Lender) and the Administrative Agent that it does not possess any Excluded Information or (2) make a statement that such representation cannot be made and the parties thereto shall waive any potential claims arising from such Affiliated Lender being in possession of Excluded Information; and (iv) the aggregate principal amount of Loans held at any one time by all Affiliated Lenders shall not exceed 33% of the aggregate principal amount of all Loans at such time outstanding.

(f) Notwithstanding anything in Section 10.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Debt Fund Affiliates may not account for more than fifty percent (50.00%) (pro rata among such Debt Fund Affiliates) of the Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.02.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or

Knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.15, 2.16, 2.17(e) and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and amounts due in respect of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Administrative Agent has consented in writing (which consent may be given in the Administrative Agent’s sole discretion and shall be given at the direction of the Required Lenders), each Lender, and each Affiliate of any of the foregoing, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, or by such an Affiliate, to or for the credit or the account of or the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement. The rights of each Lender, and each Affiliate of any of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. No amounts set off from any Guarantor shall be applied to any Excluded Hedge Obligations of such Guarantor.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the Laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any of its properties in the courts of any jurisdiction to the extent necessary to enforce the Collateral.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, leveraged facility providers and settlement service providers (including CUSIP Service Bureau, Inc.) solely in connection with the Transactions, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent and each Lender shall be responsible for the compliance with this Section by their Related Parties, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case, such Person agrees to inform the Borrower as promptly as practicable thereof, to the extent permitted by law), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this

Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its Related Parties) to any Hedge Contract or derivative transaction relating to the Borrower or any Subsidiary and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agents, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14 Release of Liens and Guarantees.

(a) The Lenders irrevocably authorize the Collateral Agent and the Administrative Agent (and the Collateral Agent and the Administrative Agent agrees):

(i) to release any Lien on any property securing the Obligations granted to or held by the Collateral Agent or the Administrative Agent under any Loan Document (x) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their Obligations under the Loan Documents (other than (A) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable, (B) contingent indemnification obligations not yet accrued and payable, and (C) those that specifically survive the Termination Date)), (y) that is sold or transferred or to be sold or transferred as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, or (z) subject to Section 10.02, if approved, authorized or ratified in writing by the Required Lenders; and

(ii) to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

(b) In each case as specified in this Section 10.14, the relevant Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents securing the Obligations (or the subordination of the same), or to release such Loan Party from its Obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 10.14.

(c) Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(d) For the avoidance of doubt, no release of Liens or Guarantors effected in the manner permitted by this Section 10.14 shall require the consent of any holder of obligations under any Secured Hedge Agreement or any Treasury Services Agreements.

SECTION 10.15 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 10.16 No Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lead Arranger are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arranger on the other hand, (B) the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, the Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) no Agent, nor the Lead Arranger or any Lender, has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lead Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Agents nor the Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Agents, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.17 Independent Decision. Each Lender acknowledges that (i) it is engaged in making, purchasing, holding or investing in loans or similar extensions of credit in the ordinary course of its business, (ii) it has had an opportunity to request from the Borrower, and has received and reviewed, any information necessary for it to decide whether to extend credit to the Borrower hereunder and (iii) it has made its own independent decision to extend credit to the Borrower hereunder.

SECTION 10.18 Non-Public Information. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed reasonable and customary compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including federal, state and foreign securities laws.

SECTION 10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of an EEA Resolution Authority.

SECTION 10.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a Guarantee or otherwise, for Hedge Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as a transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.

(b) As used in this Section 10.21, the following terms have the following meanings:

“BHC Act Affiliate” of a part means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

i. a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

ii. a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

iii. a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D)

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PHI GROUP, INC.

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, and initial Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]

[Name of Institution:]

By:
Name:
Title:

[For any Lender requiring a second signature block:]

By:
Name:
Title:

[Signature Page to Term Loan Credit Agreement]